                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
               TOGETHER WITH THE ASSOCIATED SHARE PURCHASE RIGHTS
                                       OF
                              LINDBERG CORPORATION
                                       AT
                             $18.125 NET PER SHARE
                                       BY
                         BODYCOTE INVESTMENTS VI, INC.
                      AN INDIRECT WHOLLY OWNED SUBSIDIARY
                                       OF
                           BODYCOTE INTERNATIONAL PLC

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 17, 2001, UNLESS THE OFFER IS EXTENDED.

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date that number of shares of common stock, par value $0.01 per share, together with the Lindberg Rights, (collectively, the "Shares"), of Lindberg Corporation which, when added together with any Shares that Purchaser has the unimpaired right to acquire pursuant to the Tender Agreement (but that have not been validly tendered or have been withdrawn prior to the Expiration Date) and all other Shares then owned by Bodycote International plc and its subsidiaries, represents at least a majority of the total voting power of the outstanding securities of Lindberg entitled to vote in the election of directors or in a merger (the "Voting Securities"), calculated on a fully diluted basis on the date of purchase ("on a fully diluted basis" having the following meaning as of any date: the number of Voting Securities outstanding, together with the Voting Securities issuable pursuant to obligations outstanding at that date under stock options and any other rights (other than rights (the "Lindberg Rights") issued pursuant to the Rights Agreement, dated as of November 21, 1996, by and between Lindberg and Harris Trust and Savings Bank, in its capacity as Rights Agent (the "Lindberg Rights Agreement"), if such Lindberg Rights are not at such time exercisable) to acquire Voting Securities, assuming the absence of any vesting requirements or conditions) (the "Minimum Tender Condition"). The Offer is also subject to certain other conditions contained in this Offer to Purchase. See the Introduction and Sections 1, 14 and 15 of this Offer to Purchase.

    THE MEMBERS OF THE BOARD OF DIRECTORS OF LINDBERG AT A MEETING DULY CALLED AND HELD ON DECEMBER 13, 2000 UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TENDER AGREEMENT, DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE AND IN THE BEST INTERESTS OF LINDBERG'S STOCKHOLDERS AND RECOMMEND THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    BODYCOTE INTERNATIONAL PLC AND BODYCOTE INVESTMENTS VI, INC. ("PURCHASER") HAVE ENTERED INTO A TENDER AND VOTING AGREEMENT, DATED DECEMBER 13, 2000, WITH HOLDERS OF APPROXIMATELY 18% OF THE OUTSTANDING SHARES PURSUANT TO WHICH THESE ENTITIES AND PERSONS HAVE AGREED, AMONG OTHER THINGS, TO TENDER THEIR SHARES IN THE OFFER.

                            ------------------------

                      The Dealer Manager for the Offer is:

                           Dresdner Kleinwort Benson
                            ------------------------

DECEMBER 18, 2000

    Any stockholder desiring to tender all or a portion of its Shares should either (1) complete and sign the appropriate Letter(s) of Transmittal in accordance with the instructions in such Letter of Transmittal, mail or deliver such Letter(s) of Transmittal and any other required documents to the Depositary and either deliver the certificates for those Shares to the Depositary along with such Letter(s) of Transmittal or tender those Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof or (2) request its broker, dealer, commercial bank, trust company or other nominee to effect the tender on its behalf. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the stockholder desires to tender such Shares.

    Any stockholder who desires to tender Shares and whose certificate(s) representing those Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis must tender those Shares by following the procedures for guaranteed delivery set forth in
Section 3 hereof.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be directed to the Dealer Manager, Information Agent or to brokers, dealers, commercial banks or trust companies.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET........................................................      4

INTRODUCTION..............................................................      8

          1.  Terms of the Offer..........................................     10

          2.  Acceptance for Payment and Payment for Shares...............     12

          3.  Procedure for Tendering Shares..............................     14

          4.  Withdrawal Rights...........................................     17

          5.  Certain Federal Income Tax Consequences of the Offer and the     18
                Merger....................................................

          6.  Price Range of the Shares; Dividends on the Shares..........     19

          7.  Effect of the Offer on the Market for Shares; Stock Exchange
                Listing and Exchange Act Registration; and Margin              19
                Securities................................................

          8.  Certain Information Concerning Lindberg.....................     21

          9.  Certain Information Concerning Purchaser and Bodycote.......     22

         10.  Source and Amount of Funds..................................     23

         11.  Background of the Offer.....................................     24

         12.  Purpose of the Offer and the Merger; Plans for Lindberg; the
                Merger Agreement; Other Matters...........................     25

         13.  Dividends and Distributions.................................     48

         14.  Certain Conditions of the Offer.............................     48

         15.  Certain Legal Matters and Regulatory Approvals..............     50

         16.  Fees and Expenses...........................................     51

         17.  Miscellaneous...............................................     52

DIRECTORS AND EXECUTIVE OFFICERS OF BODYCOTE AND PURCHASER................     53

                               SUMMARY TERM SHEET

    Bodycote Investments VI, Inc. is offering to purchase all of the outstanding shares of common stock and the associated share purchase rights of Lindberg Corporation for $18.125 per share in cash, without interest. The following are some of the questions you, as a stockholder of Lindberg, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because this summary term sheet may not include all the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SHARES?

    The offeror is Bodycote Investments VI, Inc., which we refer to as Purchaser in this Offer to Purchase. Purchaser is a recently formed Delaware corporation which has not engaged in any business except in connection with this tender offer for all of the outstanding shares of common stock and the associated share purchase rights of Lindberg. Purchaser is an indirect wholly owned subsidiary of Bodycote International plc, a public limited company organized under the laws of England. See the "Introduction" and Section 8 "--Certain Information Concerning Purchaser and Bodycote" of this Offer to Purchase.

WHAT DOES LINDBERG'S BOARD OF DIRECTORS THINK OF THE OFFER?

    Purchaser is making the offer pursuant to a merger agreement among Lindberg, Bodycote and Purchaser. Lindberg's Board of Directors approved the merger agreement, the tender agreement described below, and the offer and the merger by an unanimous vote of all directors. Lindberg's Board of Directors has determined that the transactions contemplated by the merger agreement, including the offer and the merger, are advisable and in the best interests of Lindberg's stockholders and recommends that you tender your shares in the offer. See the "Introduction" of this Offer to Purchase and the Solicitation/Recommendation Statement on Schedule 14D-9 that is being provided to you with this Offer to Purchase.

WHAT ARE THE CLASSES AND AMOUNTS OF SHARES SOUGHT IN THE OFFER?

    Purchaser is seeking to purchase all of the outstanding shares of common stock and the associated share purchase rights of Lindberg. See the "Introduction" of this Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    Purchaser is offering to pay cash of $18.125 per share, net to you, without interest.

HAVE OTHER STOCKHOLDERS OF LINDBERG COMMITTED TO TENDER THEIR SHARES?

    Certain stockholders of Lindberg have agreed to tender their shares in the offer pursuant to an agreement which we refer to as the tender agreement in this Offer to Purchase. See "What are the Most Significant Conditions to the Offer" in this summary term sheet. The agreement to tender will remain in place unless the merger agreement is terminated. See Section 12 "--Purpose of the Offer and the Merger; Plans for Lindberg; the Merger Agreement; Other Matters" of this Offer to Purchase.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" of this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Bodycote will provide Purchaser with approximately $113 million, which Purchaser will use to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger that is expected to follow the successful completion of the offer and the cancellation of options to purchase shares. Bodycote expects to obtain these funds through cash on hand and bank financings. Purchaser's offer is not conditioned upon any financing arrangements. See Section 10 "--Source and Amount of Funds" of this Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 12:00 midnight, New York City time, on Wednesday, January 17, 2001 to decide whether to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 "--Terms of the Offer" and Section 3 "--Procedure for Tendering Shares" of this Offer to Purchase.

CAN THE OFFER BE EXTENDED AND, IF IT IS EXTENDED, HOW WILL I BE NOTIFIED?

    Subject to certain limitations in the merger agreement, Purchaser may, in its sole discretion, elect to extend the offer at any time before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Purchaser may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if Purchaser includes one, will be an additional period of time beginning after Purchaser has purchased shares tendered during the offer during which stockholders may tender their shares and receive the offer consideration. During the subsequent offering period no tendered shares may be withdrawn. If Purchaser decides to provide a subsequent offering period, Purchaser will make a public announcement of its decision at least five business days prior to the scheduled expiration date. Purchaser does not currently intend to include a subsequent offering period, although it reserves the right to do so. If Purchaser extends the offer or provides a subsequent offering period, Purchaser will make a public announcement of the extension or subsequent offering period by issuing a release to the Dow Jones News Service. See Section 1 "--Terms of the Offer" of this Offer to Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    Purchaser's obligation to accept for payment, purchase or pay for any shares tendered depends upon a number of conditions, including:

    - There must be validly tendered and not withdrawn prior to the expiration of the offer that number of shares of Lindberg which, when added together with any shares then owned by Bodycote and its subsidiaries, represents a majority of the total voting power of the outstanding securities of Lindberg entitled to vote in the election of directors or in a merger, on a fully diluted basis (I.E., as though all options or other shares convertible or exercisable or exchangeable for Lindberg shares had been so converted, exercised or exchanged). Any shares that Purchaser has the unimpaired right to acquire under the tender agreement which were not validly tendered in the offer or were withdrawn will be considered to be tendered in determining whether this condition is satisfied. This condition is referred to in the merger agreement as the "minimum tender condition."

    - The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or have been waived.

    The offer is also subject to a number of other conditions. See Section 14 "--Certain Conditions of the Offer" of this Offer to Purchase.

    WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE LINDBERG SHARES ARE NOT TENDERED IN THE OFFER?

    If Purchaser accepts for payment and pays for at least a majority of the total voting power of the outstanding shares of Lindberg, Purchaser will be merged with Lindberg, and all remaining shares, other than shares owned by holders who assert appraisal rights, will be converted into the right to receive $18.125 per share in cash. See the "Introduction" of this Offer to Purchase. If Purchaser accepts for payment and pays for at least 90% of the shares, the merger will occur within a few days after the offer expires. If Purchaser acquires fewer shares than described in the prior sentence, Purchaser expects that the merger will occur within four months. See Section 12 "--Purpose of the Offer and the Merger; Plans for Lindberg; the Merger Agreement; Other Matters" of this Offer to Purchase. Following the proposed merger, Lindberg will be the surviving corporation and an indirect wholly owned subsidiary of Bodycote.

HOW DO I TENDER MY SHARES?

    If you wish to accept our offer, this is what you must do:

    - If you hold your shares through a broker or bank, you should contact your broker or bank and give instructions to tender your shares.

    - If you are a record holder and have your stock certificate, you must complete and sign the enclosed Letter of Transmittal and send it along with your stock certificate to the Depositary for the offer or follow the procedures described in the Offer to Purchase and the Letter of Transmittal for book-entry transfer. These materials must reach the Depositary before the offer expires. Detailed instructions are contained in the Letter of Transmittal and Section 3 "--Procedures for Tendering Shares" of this Offer to Purchase.

    - If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the offer expires, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery.

    See Section 3 "--Procedures for Tendering Shares" of this Offer to Purchase.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the offer has expired and, if Purchaser has not agreed to accept your shares for payment by February 15, 2001, you can withdraw them at any time thereafter so long as Purchaser has not yet accepted your shares for payment. This right to withdraw will not apply to any subsequent offering period discussed in Section 1, if a subsequent offer period is provided. See Section 4 "--Withdrawal Rights" of this Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your shares. See Section 4 "--Withdrawal Rights" of this Offer to Purchase.

IF SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL LINDBERG CONTINUE AS A
  PUBLIC COMPANY?

    No. If the merger takes place, Lindberg will no longer be publicly owned. Even if the merger does not take place, if Purchaser purchases all of the tendered shares, there may be so few remaining stockholders and publicly held shares that:

    - Lindberg common stock may no longer meet the published guidelines of the Nasdaq National Market for continued listing and may be taken off the Nasdaq National Market;

    - there may not be a public trading market for Lindberg's common stock; and

    - Lindberg may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies.

    See Section 7 "--Effect of the Offer on the Market for the Shares; Stock Exchange Listing and Exchange Act Registration, and Margin Securities" of this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer (subject to their right to pursue appraisal under Delaware law). Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. Although we expect the merger to occur, if it does not take place, the number of stockholders and shares of Lindberg which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Lindberg shares. Also, as described above, Lindberg may cease making filings with the Securities and Exchange Commission and may not be required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See the "Introduction" and Section 7 "--Effect of the Offer on the Market for the Shares, Stock Exchange Listing and Exchange Act Registration, and Margin Securities" of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY LINDBERG SHARES AS OF A RECENT DATE?

    On December 13, 2000, the last full trading day before we announced the offer and the possible subsequent merger, the last sale price of Lindberg common stock reported on the Nasdaq stock market was $8.94 per share. Between
December 31, 1999 and December 13, 2000, the price of a share of Lindberg common stock ranged between $5.50 and $9.31. On December 15, 2000, the last full trading day prior to the date of this Offer to Purchase, the last sale price of Lindberg common stock was $17.81 per share. You should obtain a recent quote for Lindberg common stock before deciding whether to tender your shares. See
Section 6 "--Price Range of the Shares; Dividends on the Shares" of this Offer to Purchase.

DO I HAVE APPRAISAL RIGHTS?

    You do not have any rights to appraisal in the offer but, if you so choose, you are entitled to exercise appraisal rights in the merger so long as you do not vote your outstanding shares of Lindberg in favor of the merger and so long as you take all other steps required to perfect your rights. See Section 12 "--Purpose of the Offer and the Merger; Plans for Lindberg; the Merger Agreement; Other Matters" of this Offer to Purchase.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You may call:

    - MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or (212) 929-5500 (call collect); or

    - Dresdner Kleinwort Benson at (800) 457-0245 Ext. 2958 (toll free) or
      (212) 429-2000 Ext. 2958;

    MacKenzie Partners, Inc. is acting as the information agent and Dresdner Kleinwort Benson is acting as the dealer manager for the offer. See the back cover of this Offer to Purchase.

TO THE HOLDERS OF COMMON STOCK
  OF LINDBERG CORPORATION:

                                  INTRODUCTION

    Bodycote Investments VI, Inc., a Delaware corporation ("Purchaser") and an indirect, wholly owned subsidiary of Bodycote International plc, a public limited company organized under the laws of England ("Bodycote"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share, together with the Lindberg Rights (collectively, the "Shares"), of Lindberg Corporation, a Delaware corporation ("Lindberg") at a purchase price of $18.125 per Share, net to the seller in cash, without interest, prorated for fractional Shares, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    Tendering stockholders who have Shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through their broker or bank should consult with such institution as to whether there are any fees applicable to a tender of Shares. Purchaser will pay all charges and expenses of Dresdner Kleinwort Benson, as the dealer manager (the "Dealer Manager"), Computershare Trust Company of New York, as the depositary (the "Depositary"), and MacKenzie Partners, Inc., as the information agent (the "Information Agent"), in connection with the Offer. See Section 16.

    THE MEMBERS OF THE LINDBERG BOARD OF DIRECTORS (THE "LINDBERG BOARD") AT A MEETING DULY CALLED AND HELD ON DECEMBER 13, 2000 UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TENDER AGREEMENT, DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE AND IN THE BEST INTERESTS OF LINDBERG'S STOCKHOLDERS AND RECOMMEND THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Purchaser and Bodycote and certain stockholders of Lindberg have entered into a Tender and Voting Agreement, dated December 13, 2000 (the "Tender Agreement"), pursuant to which the stockholders party thereto (the "Selling Stockholders") have agreed, among other things, to tender in the Offer the Shares beneficially owned by them and vote their Shares in favor of the Merger and against proposals adverse to or conflicting with the transactions contemplated by the Merger Agreement and have granted an irrevocable proxy to that effect. The Selling Stockholders hold 997,491 Shares (approximately 18% of the outstanding Shares or 16% of the outstanding Shares on a fully diluted basis) and options to purchase 243,000 Shares. The Selling Stockholders have also granted Bodycote an option to purchase the Shares beneficially owned by them at the Offer Price under certain circumstances. The option is exercisable if the Offer is consummated but (whether due to improper tender or withdrawal of tender or breach of the Tender Agreement) Purchaser has not accepted for payment and paid for all of the Shares subject to the Tender Agreement. The Selling Stockholders include certain members of the Lindberg Board and family members or affiliates of such directors. The Tender Agreement will terminate if the Merger Agreement is terminated, except that, in certain circumstances, Bodycote will be entitled to receive 50% of the difference between $18.125 and any higher amount received by the Selling Stockholders in any sale or business combination of Lindberg's or sale of a Selling Stockholder's Shares prior to the first anniversary of the date that the Merger Agreement is terminated. See
Section 12.

    LINDBERG HAS ADVISED BODYCOTE THAT CREDIT SUISSE FIRST BOSTON CORPORATION, LINDBERG'S FINANCIAL ADVISOR, HAS DELIVERED TO THE LINDBERG BOARD A WRITTEN OPINION, DATED DECEMBER 13, 2000, TO THE EFFECT THAT, AS OF SUCH DATE AND BASED ON AND SUBJECT TO CERTAIN MATTERS STATED IN SUCH OPINION, THE $18.125 PER SHARE CASH CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY STOCKHOLDERS (OTHER THAN

BODYCOTE AND ITS AFFILIATES) WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH STOCKHOLDERS. A COPY OF CREDIT SUISSE FIRST BOSTON CORPORATION'S WRITTEN OPINION IS CONTAINED IN LINDBERG'S SOLICITATION/ RECOMMENDATION STATEMENT ON
SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE. SUCH OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES AS TO WHETHER SUCH HOLDER SHOULD TENDER SHARES PURSUANT TO THIS OFFER OR HOW SUCH HOLDER SHOULD VOTE OR ACT WITH RESPECT TO ANY OTHER MATTER RELATED TO THIS OFFER OR THE MERGER. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY CREDIT SUISSE FIRST BOSTON CORPORATION.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES WHICH, WHEN ADDED TOGETHER WITH ANY SHARES THAT PURCHASER HAS THE UNIMPAIRED RIGHT TO ACQUIRE PURSUANT TO THE TENDER AGREEMENT (BUT THAT HAVE NOT BEEN VALIDLY TENDERED OR HAVE BEEN WITHDRAWN PRIOR TO THE EXPIRATION DATE) AND ALL OTHER SHARES THEN OWNED BY BODYCOTE AND ITS SUBSIDIARIES, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL VOTING POWER OF THE OUTSTANDING SECURITIES OF LINDBERG ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS OR IN A MERGER (THE "VOTING SECURITIES"), CALCULATED ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM TENDER CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1, 14 AND 15.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 13, 2000 (the "Merger Agreement"), among Bodycote, Purchaser and Lindberg. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that after the purchase of Shares in the Offer, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Lindberg (the "Merger"), with Lindberg surviving the Merger as an indirect wholly owned subsidiary of Bodycote (the "Surviving Corporation"). In the Merger, each Share (excluding Shares owned by stockholders who have properly exercised their dissenters' rights under Delaware law, Shares held in the treasury of Lindberg and Shares owned by Bodycote or any wholly owned subsidiary of Bodycote immediately before the Effective Time) issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be canceled and extinguished and converted without any action on the part of the holders of Shares at the Effective Time into the right to receive $18.125 per Share (or any greater amount paid for Shares pursuant to the Offer (the "Offer Price")), in cash payable to the holder thereof, without interest, prorated for fractional Shares, less any required withholding taxes and, in certain circumstances, stock transfer taxes (the "Merger Consideration").

    Lindberg has informed Purchaser that, as of December 12, 2000, there were 5,661,661 Shares outstanding and 562,495 Shares reserved for issuance upon the exercise of options to purchase Shares granted under any of the Option Plans of Lindberg or otherwise (each, a "Lindberg Option"). The number of Shares that must be validly tendered and not properly withdrawn prior to the Expiration Date in order to satisfy the Minimum Tender Condition is 3,112,079. Because the Selling Stockholders have agreed in the Tender Agreement to tender their 997,491 Shares in the Offer, 2,114,588 additional Shares will be needed to meet the Minimum Tender Condition. To the best of Lindberg's knowledge, each executive officer, director and affiliate of Lindberg who owns Shares currently intends to tender all Shares held of record or beneficially owned by such person or entity to Bodycote in the Offer.

    The completion of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the stockholders. Lindberg's Certificate of Incorporation and Delaware law require the affirmative vote of holders of a majority of the outstanding Shares to approve the Merger. As a result, if the Minimum Tender Condition and the other conditions to the Offer are satisfied and the Offer is consummated, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under Delaware law, if, after consummation of the Offer, Purchaser owns at least 90% of the Shares then outstanding, Purchaser will be able to cause the Merger to occur without a vote of Lindberg's stockholders. If Purchaser acquires less than 90% of the Shares, a vote of Lindberg's stockholders will be required under Delaware law to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See Section 12. Except as disclosed elsewhere in this Offer to Purchase, as of December 13, 2000, neither Bodycote nor Purchaser beneficially owns any Shares other than pursuant to the Tender Agreement. See
Section 9.

    No appraisal rights are available in connection with the Offer. Stockholders may exercise appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the stockholders.

    The Merger Agreement is more fully described in Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares into the Merger Consideration pursuant to the Merger are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER

    On the terms and subject to the conditions to the Offer set forth in
Section 14 (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 4 prior to the Expiration Date. As used in the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, Wednesday, January 17, 2001, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Tender Condition. The Offer is also subject to certain other conditions set forth in Section 14, including the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). Subject to the terms of the Merger Agreement, without the prior written consent of Lindberg, Purchaser will not, and Bodycote will cause Purchaser not to:

    - except in certain limited circumstances, reduce or change the form of the Offer Price;

    - decrease the number of Shares sought to be purchased in the Offer;

    - impose conditions other than the offer conditions set forth in Section 14 hereof (the "Offer Conditions"); or

    - otherwise amend any term of the Offer in any manner adverse to Lindberg's stockholders.

    Notwithstanding the foregoing, subject to applicable legal requirements, Bodycote may, in its sole discretion, cause Purchaser to waive any Offer Condition and the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission. Assuming the prior satisfaction or waiver of the Offer Conditions, Bodycote will cause Purchaser to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

    Subject to the terms of the Merger Agreement and the rights of tendering stockholders to withdraw their Shares, Purchaser will retain all tendered Shares until the Expiration Date.

    Subject to the applicable regulations of the Commission and the terms of the Merger Agreement as described herein, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to:

    - delay acceptance for payment of or, regardless of whether Shares were theretofore accepted for payment, payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15;

    - terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the Offer Conditions have not been satisfied by the Expiration Date or upon the occurrence of any event specified in Section 14;

    - waive any Offer Condition (except, without the prior written consent of Lindberg, the Minimum Tender Condition); or

    - except as set forth in the Merger Agreement, otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary.

    The rights reserved by Purchaser in the immediately preceding paragraph are in addition to Purchaser's rights described in Section 14. Any extension, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares), Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 promulgated under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares (whether before or after its acceptance of Shares for payment) or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in Section 4 of this Offer to Purchase. The ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited, however, by Rule 14e-1(c) promulgated under the Exchange Act, which requires that a bidder pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, unless the bidder elects to offer a subsequent offering period (a "Subsequent Offering Period") under Rule 14d-11 promulgated under the Exchange Act and pays for Shares tendered in accordance with that rule.

    Pursuant to Rule 14d-11 promulgated under the Exchange Act, Purchaser may, subject to certain conditions, include a Subsequent Offering Period following the expiration of the Offer on the Expiration Date. Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period so long as, among other things:

    - the Offer was open for at least 20 business days and has expired;

    - the Offer is for all outstanding Shares;

    - Purchaser accepts and promptly pays for all Shares tendered during the Offer;

    - Purchaser announces the results of the Offer, including the approximate number and percentage of Shares tendered, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period;

    - Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period; and

    - Purchaser pays the same form and amount of consideration for all Shares tendered during the Subsequent Offering Period.

    Purchaser will be able to include a Subsequent Offering Period if it satisfies the conditions above, subject to certain limitations in the Merger Agreement. In a public release, the Commission expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of an offer requiring Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event Purchaser elects to include a Subsequent Offering Period, it will notify stockholders consistent with the requirements of the Commission.

    A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered during the Offer. Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion.

    Pursuant to Rule 14d-7 promulgated under the Exchange Act, no withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the applicable Offer Price, will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if provided.

    Lindberg has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to Lindberg's stockholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Lindberg's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the Offer Conditions (including, if the Offer is extended or amended in accordance with the Merger Agreement, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and pay for Shares that are validly tendered and not withdrawn prior to the Expiration Date, as soon as practicable after the Expiration Date. Subject to the applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law, government regulation or condition contained therein. See Sections 1, 14 and 15.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

    - certificates for the Shares (or a timely Book-Entry Confirmation with respect to the Shares);

    - the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message); and

    - all other documents required by the Letter of Transmittal. See Section 3.

    The term "Agent's Message" means a message, transmitted by The Depository Trust Company (the "Book-Entry Transfer Facility") to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that:

    - the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation;

    - such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal; and

    - Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to the tendering stockholders whose Shares have been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights described in Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain the tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) promulgated under the Exchange Act.

    UNDER NO CIRCUMSTANCES WILL INTEREST ACCRUE ON THE CONSIDERATION TO BE PAID FOR THE SHARES BY PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for the Shares not purchased or tendered will be returned pursuant to the instructions of the tendering stockholder without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in
Section 3, the Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    Purchaser reserves the right, subject to the provisions of the Merger Agreement, to assign, in whole or, from time to time, in part, to one or more of Bodycote's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Bodycote or Purchaser of their respective obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, PURCHASER INCREASES THE CONSIDERATION TO BE PAID PER SHARE PURSUANT TO THE OFFER, PURCHASER WILL PAY THE INCREASED CONSIDERATION FOR ALL SHARES PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT THE SHARES WERE TENDERED PRIOR TO THE INCREASE IN CONSIDERATION.

3.  PROCEDURE FOR TENDERING SHARES

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, either:

    - the appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (a) certificates representing tendered Shares must be received by the Depositary at any one of those addresses prior to the Expiration Date or (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date; or

    - the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

    If certificates for Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) must accompany each such delivery. No alternative, conditional or contingent tenders will be accepted.

    The method of delivery of certificates for Shares, the Letter of Transmittal and any other required documents is at the option and sole risk of the tendering stockholder and delivery will be deemed made only when actually received by the Depositary. If delivery is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation."

    Delivery of the Letter of Transmittal or other documents to the Book-Entry Transfer Facility does not constitute delivery of the Letter of Transmittal or such other documents to the Depositary.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if:

    - the Letter of Transmittal is signed by the registered stockholder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such registered stockholder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

    - such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution").

    In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or if certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered stockholder or owners appears on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder wishes to tender Shares pursuant to the Offer and the stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to be received by the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered if all the following guaranteed delivery procedures are complied with:

    - the tender is made by or through an Eligible Institution;

    - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser with this Offer to Purchase, is received by the Depositary, as provided below, prior to the Expiration Date; and

    - the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which the Nasdaq Stock Market, Inc.'s ("Nasdaq") Nasdaq National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include an endorsement by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act.

    Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or Book-Entry Confirmation with respect to) the Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time, and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE PAYMENTS MADE TO STOCKHOLDERS WITH RESPECT TO THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER OR THE MERGER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH ITS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT IT IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE SECTION 5 BELOW AND INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive or amend any or all of the Offer Conditions, other than the Minimum Condition, which cannot be waived without the prior written consent of Lindberg.

    Purchaser's interpretation of the terms and Offer Conditions (including the Letter(s) of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Bodycote, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, with full power of substitution and resubstitution, in the manner set forth in the Letter of Transmittal, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts the Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to the Shares (and any other Shares or other securities issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of the stockholder with respect to such Shares (and any other Shares or securities issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including without limitation in respect of any annual or special meeting of the stockholders, or any adjournment or postponement of any such meeting.

    Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of the Shares, Purchaser must be able to exercise full voting and other rights with respect to the Shares, including voting at any meeting of stockholders then scheduled.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the Offer Conditions.

4.  WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided in this Offer to Purchase, may also be withdrawn at any time after February 15, 2001 (or such later date as may be applicable if the Offer is extended).

    If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares (whether before or after its acceptance for payment of Shares), or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

    The ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is subject to the terms of the Merger Agreement and provisions of Rule 14e-1(c) promulgated under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer, unless Purchaser elects to offer a Subsequent Offering Period under Rule 14d-11 promulgated under the Exchange Act and pays for Shares tendered in accordance with that rule. See Section 1.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered stockholder, if different from that of the person who tendered the Shares. If certificates evidencing Shares (the "Certificates") have been delivered or otherwise identified to the Depositary then, prior to the release of the Certificates, the tendering stockholder must also submit the serial numbers shown on the particular Certificates to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Bodycote, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

    Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date (or in a Subsequent Offering Period, if one is included) by following any of the procedures described in Section 3 above.

    No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

    The following is a summary of the material federal income tax consequences of the Offer and the Merger to stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by stockholders pursuant to the exercise of appraisal rights). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, and published judicial authority and administrative rulings and practice. Legislative, judicial or administrative authorities or interpretations are subject to change, possibly on a retroactive basis, at any time and a change could alter or modify the statements and conclusions set forth below. It is assumed for purposes of this discussion that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code. This discussion does not address all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances, or to those stockholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to stockholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to a stockholder.

    CONSEQUENCES OF THE OFFER AND THE MERGER TO STOCKHOLDERS. The receipt of the Offer Price and the merger consideration (and any cash amounts received by stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between its adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger or pursuant to the exercise of appraisal rights and the amount of cash received therefor. Such gain or loss will be capital gain or loss and will be long-term gain or loss, if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

    BACKUP TAX WITHHOLDING. Under the Code, a stockholder may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the stockholder:

    - fails to furnish his or her social security number or other taxpayer identification number ("TIN");

    - furnishes an incorrect TIN;

    - fails properly to report interest or dividends; or

    - under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding.

    Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions.

    Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with his or her own tax advisor as to his or her qualifications for exemption from withholding and the procedure for obtaining such exemption.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    According to Lindberg's Annual Report on Form 10-K for the fiscal year ended January 31, 1999 (the "Lindberg Form 10-K"), the Shares are traded on the Nasdaq National Market under the symbol "LIND" The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the Nasdaq National Market as reported in the Lindberg Form 10-K and as publicly available since the date of the Lindberg Form 10-K.

                                                                HIGH       LOW
                                                              --------   --------
2000
Fourth Quarter (through December 13)........................  $ 9.313     $6.625
Third Quarter...............................................  $  8.00     $6.625
Second Quarter..............................................  $ 8.875     $ 5.75
First Quarter...............................................  $  9.25     $ 5.50

1999
Fourth Quarter..............................................  $  9.75     $7.625
Third Quarter...............................................  $13.375     $8.406
Second Quarter..............................................  $12.438     $9.313
First Quarter...............................................  $ 13.25     $8.625

1998
Fourth Quarter..............................................  $ 14.25     $8.375

    On December 13, 2000, the last full trading day before the public announcement of the Merger Agreement, the last reported sale price on the Nasdaq National Market was $8.938 per Share. On December 15, 2000, the last full trading day before the commencement of the Offer, the last reported sale price on the Nasdaq National Market was $17.813 per Share. Stockholders are urged to obtain current market quotations for the Shares.

    According to Lindberg's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, Lindberg paid annual cash dividends of $.08 on each Share in each of 1999 and 2000. Lindberg has agreed in the Merger Agreement that it will not pay any dividend (except for regularly scheduled cash dividends consistent in amount with past practices) or other distribution payable in cash, stock or property with respect to the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION; AND MARGIN SECURITIES.

    The Shares are currently listed and traded on the Nasdaq National Market under the symbol "LIND" and are registered under the Exchange Act.

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. The reduction in the number of Shares that might otherwise trade publicly could have an adverse effect on the market price for and marketability of the Shares and could cause future market prices to be less than the Offer Price.

    NASDAQ QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for quotation if, among other things, the number of publicly held Shares falls below 750,000, the number of holders of Shares falls below 400 or the aggregate market value of such publicly held Shares falls below $5,000,000. If these standards are not met, the Shares might continue to be quoted on The Nasdaq SmallCap Market, Inc., but if the number of holders of the Shares falls below 300, or if the number of publicly held Shares falls below 500,000, or if the aggregate market value of such publicly held Shares falls below $1,000,000 or there are not at least two registered and active market makers (one of which may be a market maker entering a stability bid), Nasdaq rules provide that the securities would no longer qualify for inclusion in Nasdaq and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an executive officer or director of Lindberg or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event the Shares are no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

    Purchaser has been advised by Lindberg that as of the close of business on December 13, 2000, there were approximately 399 holders of record of the Shares. Purchaser believes that the number of beneficial owners of the Shares as of December 13, 2000, is in excess of 1,500.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Lindberg to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Lindberg to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to the Shares. Furthermore, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions would no longer be applicable to Lindberg. In addition, "affiliates" of Lindberg and persons holding "restricted securities" of Lindberg may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for termination of registration under the Exchange Act, and it is the intention of Purchaser to cause Lindberg to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

    If registration of the Shares is not terminated prior to the Merger, then following the consummation of the Merger, the Shares will no longer be eligible for Nasdaq quotation and the registration of the Shares under the Exchange Act will be terminated.

    MARGIN REGULATIONS. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

    If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. Purchaser intends to seek to cause Lindberg to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Shares are met.

8.  CERTAIN INFORMATION CONCERNING LINDBERG

    GENERAL INFORMATION. Lindberg is a Delaware corporation with its principal executive offices located at 6133 North River Road, Suite 700, Rosemont, Illinois 60018. The following description of Lindberg's business has been derived in part from the Lindberg Form 10-K and is qualified in its entirety by reference to the Lindberg Form 10-K.

    Lindberg is the largest commercial heat treater in North America, with operations in the United States and in Mexico. Lindberg serves more than 10,000 customers in a range of industries including: aerospace, automotive, oil field equipment, consumer products, agricultural equipment, heavy truck, construction, defense and machine tool markets. Lindberg was founded in 1922 and, through both internal growth and acquisitions, today operates in 15 states and in Mexico.

    CERTAIN PROSPECTIVE FINANCIAL INFORMATION. During the course of discussions between Bodycote and Lindberg that led to the execution of the Merger Agreement (see Section 11 below), Lindberg provided Bodycote with certain business and financial information that was not publicly available, including certain pro forma prospective financial information for the fiscal years 2000, 2001, 2002 and 2003 (the "Lindberg Prospective Financial Information"). Set forth below is a summary of this information. The Lindberg Prospective Financial Information included estimates prepared solely for Lindberg's internal purposes. None of the Lindberg Prospective Financial Information provided by Lindberg to Bodycote was prepared for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the AICPA Guide for Prospective Financial Statements, and such information is being included in this Offer to Purchase solely because it was furnished to Bodycote in connection with the discussions giving rise to the Merger Agreement. The independent accountants of Lindberg, Arthur Anderson LLP, have neither examined nor compiled the Lindberg Prospective Financial Information set forth below and, accordingly, do not express an opinion or any other form of assurance with respect thereto.

    THE PROJECTED FINANCIAL INFORMATION SET FORTH BELOW NECESSARILY REFLECTS NUMEROUS ASSUMPTIONS WITH RESPECT TO GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE INHERENTLY UNCERTAIN AND BEYOND THE CONTROL OF LINDBERG OR BODYCOTE, AND DOES NOT TAKE INTO ACCOUNT ANY CHANGE IN LINDBERG'S OPERATIONS OR CAPITAL STRUCTURE WHICH MAY RESULT FROM THE OFFER AND THE MERGER. IT IS NOT POSSIBLE TO PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE LINDBERG PROSPECTIVE FINANCIAL INFORMATION WILL BE VALID AND ACTUAL RESULTS MAY PROVE TO BE MATERIALLY HIGHER OR LOWER THAN THOSE CONTAINED IN THE PROJECTIONS. LINDBERG HAS INFORMED BODYCOTE THAT, IN PREPARING THE LINDBERG PROSPECTIVE FINANCIAL INFORMATION, IT ADJUSTED THE ESTIMATED RESULTS OF OPERATIONS TO REFLECT ACQUISITIONS DURING 2000 AS IF THEY HAD BEEN MADE AT THE BEGINNING OF THE YEAR AND IT ASSUMED NO FUTURE ACQUISITIONS OR CONTRACTS FOR HEAT TREATMENT AT CUSTOMERS' SITES, GENERALLY A 5% COMPOUND ANNUAL GROWTH RATE IN SALES AND CERTAIN ADMINISTRATIVE COSTS INCREASING AT APPROXIMATELY 3% PER ANNUM. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT LINDBERG, BODYCOTE OR ANYONE ELSE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. LINDBERG MADE NO REPRESENTATIONS TO PURCHASER AND BODYCOTE REGARDING THE LINDBERG PROSPECTIVE FINANCIAL INFORMATION.

                                                                2000       2001       2002       2003
                                                              --------   --------   --------   --------
                                                                            (IN MILLIONS)
Revenue.....................................................   $139.6     $147.0     $154.8     $161.0
EBITDA......................................................   $ 26.9     $ 30.7     $ 33.4     $ 35.4
EBIT........................................................   $ 16.9     $ 21.0     $ 23.3     $ 25.0

    AVAILABLE INFORMATION. Lindberg is subject to the informational filing requirements of the Exchange Act. In accordance with the Exchange Act, Lindberg files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Lindberg is required to disclose in such reports and proxy statements certain information, as of particular dates, concerning Lindberg's directors and officers, their compensation, stock options granted to them, the principal holders of Lindberg's securities and any material interest of those persons in transactions with Lindberg. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained upon payment of the Commission's prescribed fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, or through the Commission's website (http://www.sec.gov).

    Although neither Bodycote nor Purchaser believes, as of the date of the Offer to Purchase, that statements contained herein based upon such documents are untrue in any material respect, none of Bodycote, Purchaser, the Dealer Manager or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning Lindberg, furnished by Lindberg, or contained in the documents and records referred to herein or for any failure by Lindberg to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Bodycote and Purchaser.

9.  CERTAIN INFORMATION CONCERNING PURCHASER AND BODYCOTE

    GENERAL INFORMATION. Purchaser was recently formed and has no business or assets except in connection with the Merger Agreement and its offer to acquire all of the Shares pursuant to the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned by an indirect wholly owned subsidiary of Bodycote. The principal executive offices of Bodycote and Purchaser are located at Hulley Road, Hurdsfield, Macclesfield, Cheshire SK10 2SG, England.

    Bodycote operates in the field of materials technology and metal processing, with principal areas of operation including heat treatment, hot isostatic pressing, materials testing and metallurgical coatings. Bodycote's heat treatment division currently has 119 plants in 16 countries around the world, of which 23 are in North America. The division has benefited from the growth in the commercial heat treatment market in the UK and the rest of Europe.

    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the executive officers and directors of Bodycote and Purchaser are set forth on Schedule I.

    AVAILABLE INFORMATION. Neither Bodycote nor Purchaser is subject to the informational filing requirements of the Exchange Act and, therefore, reports relating to each of its business, financial condition and other matters have not been filed with, and will not be available from, the Commission. Bodycote securities are publicly traded on the London Stock Exchange under the trading symbol "BOY." Publicly available information about Bodycote can be obtained free of charge from the Bodycote website at www.bodycote.com. The information contained on this website is not a part of this Offer to Purchase.

    Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto:

    - neither Bodycote nor Purchaser nor, to the knowledge of Bodycote or Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Bodycote or Purchaser or any of the persons so listed: beneficially owns or has a right to acquire any Shares or any other equity securities of Lindberg, or has any agreement, arrangement, or understanding with any other person with respect to any securities of Lindberg (including any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). However, Bodycote Thermotreat AB, a wholly owned subsidiary of Bodycote, owns 1,000 Shares and John D. Hubbard, an executive officer and director of Purchaser, owns 515 Shares;

    - there have been no transactions that would require reporting under the rules and regulations of the Commission between Bodycote or Purchaser or any of their respective subsidiaries or, to the knowledge of Bodycote or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and Lindberg or any of its executive officers, directors or affiliates, on the other hand; and

    - there have been no material contacts, negotiations or transactions between Bodycote or Purchaser or any of their respective subsidiaries or, to the knowledge of Bodycote or Purchaser, any of the persons listed in
      Schedule I hereto, on the one hand, and Lindberg or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation, acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by Purchaser to pay the aggregate purchase price to be paid pursuant to the Offer and the Merger, to cash out the Lindberg Options and to pay the fees and expenses related to the Offer and the Merger is estimated to be approximately $122 million. Of this $122 million, approximately $113 million will be used to purchase the Shares and cash out the Lindberg Options. In addition, Purchaser may be required to refinance up to $60 million of existing Lindberg indebtedness. These funds are expected to be provided to Purchaser in the form of capital contributions from Bodycote and intercompany loans. Bodycote will obtain these funds through a combination of cash on hand and bank financings.

    A portion of the funds to purchase the Shares in the Offer and the Merger and to pay related expenses will be obtained by Bodycote from borrowings under Bodycote's existing bank credit facilities and newly created bank credit facilities. These facilities consist of:

    - Revolving Multicurrency Loan Facility Agreement dated December 8, 2000 (the "HSBC Facility"), between Bodycote International plc and HSBC Bank plc;

    - Medium Term Loan Facility Agreement dated December 8, 2000 (the "Barclays Facility"), between Bodycote International plc and Barclays Bank PLC;

    - Facility Agreement dated December 8, 2000 (the "ABN Facility"), between Bodycote International plc and ABN AMRO Bank N.V.; and

    - Committed Currency Loan Facility Letter, dated December 8, 2000 (the "Royal Bank Facility") between Bodycote International plc and The Royal Bank of Scotland plc.

    The credit facilities described above are referred to herein collectively as the "Credit Facilities." The HSBC Facility, the Barclays Facility and the ABN Facility are each unsecured obligations of Bodycote. The Royal Bank Facility will be secured by the assets of Bodycote and certain of its subsidiaries.

    The obligations of the lenders under each of the Credit Facilities are subject to, among others, the following conditions: (i) a limitation on the encumbrances that may be placed on Bodycote's assets, (ii) compliance by Bodycote with certain covenants, including, in most cases, credit worthiness covenants, (iii) no customary events of default occurring or continuing, and
(iv) no material adverse
change in Bodycote's business or prospects. Bodycote does not currently have any alternate financing plans in place. The material terms of the Credit Facilities are shown in the chart below.

                       AMOUNT OF FACILITY  TYPE OF FACILITY     INTEREST RATE        MATURITY
                       ------------------  -----------------  -----------------  -----------------
HSBC Facility........      US$45,000,000   Revolving          LIBOR plus .60%    5 year term
                                           Multicurrency
                                           Loan Facility

Barclays Facility....      US$17,500,000   Medium Term Loan   Dollar deposit     5 year term
                                           Facility           cost plus .55%

ABN Facility.........  (POUND)10,000,000*  Drawdown Facility  Currency deposit   December 7, 2001
                                                              cost plus .50%

Royal Bank             (POUND)30,000,000*  Committed          LIBOR plus .55%    5 year term
  Facility...........                      Currency Loan
                                           Facility

------------------------------

* As of the close of business on December 15, 2000, (POUND)1.00 was equal to US$1.4757.

    It is anticipated that the indebtedness incurred under the Credit Facilities to finance the Offer and the Merger will be repaid from cash flow from operations and future refinancings of the Credit Facilities.

11. BACKGROUND OF THE OFFER

    From time to time for several years, Bodycote has considered the possibility of a strategic combination, alliance or joint venture with Lindberg, including in discussions with management of Lindberg. Nothing had come of those discussions.

    In September 1999, at a meeting requested by John Chesworth, Bodycote's Chief Executive Officer, Mr. Chesworth and Martyn Wilton, Bodycote's Director of its US Heat Treatment and HIP operations, indicated to Leo Thompson, Lindberg's Chief Executive Officer, that Bodycote was very interested in acquiring Lindberg. Mr. Thompson informed Messrs. Chesworth and Wilton that, while Lindberg was not currently for sale, he would relay Bodycote's interest to the Lindberg Board.

    In late January 2000, Mr. Chesworth, in a letter to Mr. Thompson, again indicated Bodycote's interest in acquiring Lindberg. Also in late January 2000, Mr. Thompson reported to Mr. Chesworth that the Lindberg Board had reviewed the letter and determined not to pursue a sale of Lindberg at that time.

    During April and June 2000, Mr. Wilton contacted Mr. Thompson to reiterate Bodycote's interest in an acquisition of Lindberg. Mr. Thompson responded that Lindberg was not interested in pursuing such a transaction at that time.

    On August 17, 2000, Mr. Chesworth met with Mr. Thompson to discuss a potential transaction. Mr. Chesworth indicated that Bodycote would be interested in pursuing an acquisition of Lindberg at a price in the range of $12-$13 per Share. Mr. Thompson informed Mr. Chesworth that, while Lindberg was not for sale at that time, he would discuss the possibility of a transaction with the Lindberg Board.

    On September 6, 2000, in a conversation between Mr. Thompson and
Mr. Chesworth, Mr. Thompson informed Mr. Chesworth that the Lindberg Board had determined to institute a process whereby alternatives would be considered, including exploring proposals for the acquisition of Lindberg, and that Donaldson, Lufkin & Jenrette (now Credit Suisse First Boston ("CSFB")) had been engaged as its financial advisor. On September 11, 2000, a representative of Dresdner Kleinwort Benson ("DrKB") contacted CSFB to discuss the procedure for the process. On October 5, 2000, Bodycote and Lindberg entered into a confidentiality agreement and CSFB delivered to Bodycote an invitation to submit such proposal to acquire Lindberg and a confidential offering memorandum containing information about Lindberg.

    On October 16, 2000, Bodycote submitted to CSFB a preliminary proposal to acquire Lindberg for between $15.00 and $18.00 per Share, subject to the results of its due diligence and negotiation of a definitive agreement. On October 20, 2000, representatives of CSFB informed representatives of DrKB that the Lindberg Board had invited Bodycote to continue in the process based on this preliminary indication and that Bodycote would be invited to conduct due diligence in order to prepare to submit a firm proposal.

    During the period between November 6, 2000 and December 12, 2000, Bodycote and its financial, legal, tax and accounting advisors conducted a due diligence review of Lindberg and its operations and financial condition.

    On November 30, 2000, Bodycote submitted a proposal to acquire Lindberg at $17.25 per Share, together with a draft merger agreement containing the terms and conditions on which it was willing to pursue a possible transaction. On December 5, 2000, after various discussions among the advisors to Bodycote and Lindberg, Bodycote agreed to increase its proposed price to $18.125 per Share, subject to negotiation of a definitive agreement.

    Between December 6, 2000 and December 13, 2000, the parties and their legal advisers negotiated the terms of the transaction and the related agreements.

    On December 13, 2000, Bodycote and Lindberg publicly announced that they had entered into a Merger Agreement and that stockholders of Lindberg controlling 18% of the outstanding Shares had entered into the Tender Agreement. The Offer was formally commenced on the date of this Offer to Purchase.

    For additional information regarding the background of the Offer, see "The Solicitation or Recommendation--Item 4(b)(i) Background of the Offer; Contacts with Bodycote and Item 4(b)(ii) Reasons for the Recommendation of the Board of Directors" in Lindberg's Schedule 14D-9 being furnished to stockholders contemporaneously with this Offer to Purchase.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR LINDBERG; THE MERGER AGREEMENT; OTHER MATTERS

    PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is to enable Purchaser to acquire the entire equity interest in Lindberg. The Offer is intended to increase the likelihood that the Merger will be completed promptly. The acquisition of the entire equity interest in Lindberg has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of Lindberg from the current stockholders to Bodycote and to provide Lindberg's stockholders with cash in the amount of the Offer Price for all of their Shares.

    PLANS FOR LINDBERG. Following consummation of the Merger, Bodycote intends to operate Lindberg as a separate business unit of Bodycote under the direction of substantially all of Lindberg's existing senior management and members of the existing management of Bodycote's United States operations. Bodycote's future decisions regarding Lindberg could be affected by information hereafter obtained, changes in general economic or market conditions or the business of Lindberg and other factors.

    Except as otherwise provided in this Offer to Purchase, Bodycote and the directors and officers of Purchaser and Bodycote listed on Schedule I have no current plans or proposals that would result in:

    - an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Lindberg or any of its subsidiaries;

    - a purchase, sale or transfer of a material amount of the assets of Lindberg or any of its subsidiaries;

    - any material change in the present dividend rate or policy, or indebtedness or capitalization of Lindberg;

    - any change in the present Lindberg Board or management of Lindberg, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Lindberg Board or to change any material term of the employment contract of any executive officer;

    - any other material change in Lindberg's corporate structure or business;

    - a class of equity securities of Lindberg to be delisted from a national securities exchange or to cease to be authorized to be quoted in an interdealer quotation system of a registered national securities association;

    - a class of equity securities of Lindberg becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

    - the suspension of Lindberg's obligation to file reports under
      Section 15(d) of the Exchange Act;

    - the acquisition by any person of additional Shares of Lindberg, or the disposition of Shares of Lindberg; or

    - any changes in Lindberg's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Lindberg.

    THE MERGER AGREEMENT. The following is a summary of the material terms of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed with the Commission as an exhibit to the Schedule TO and is incorporated herein by reference. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. The Merger Agreement may be examined, and copies obtained from the offices of the Commission in the same manner as set forth in Section 8 above. Defined terms used below and not defined herein have the respective meanings assigned to those terms in the Merger Agreement.

    THE OFFER. The Merger Agreement contemplates the commencement of the Offer to purchase all of the issued and outstanding Shares for the Offer Price, net to the seller in cash, without interest, and prescribes conditions to consummation of the Offer. The initial expiration date of the Offer will be the 20th business day following the commencement of the Offer.

    The Merger Agreement provides that Purchaser may waive any Offer Condition or modify the terms of the Offer except, without the prior written consent of Lindberg, Purchaser may not:

    - reduce the number of Shares subject to the Offer,

    - reduce the Offer Price (except to reflect any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Shares after the commencement),

    - change or waive the Minimum Tender Condition or add to or modify the Offer Conditions in any manner adverse to the stockholders,

    - except as set forth below, extend the Offer,

    - change the form of consideration payable in the Offer, or

    - otherwise amend the Offer in any manner adverse to Lindberg's stockholders.

    Purchaser may, without the consent of Lindberg:

    - extend the Offer for one or more periods of time (which, without the written consent of Lindberg, may not exceed ten days per extension nor 30 days in the aggregate) that Purchaser reasonably believes are necessary to cause the Offer Conditions to be satisfied, if at the scheduled expiration date of the Offer, any of the Offer Conditions are not satisfied, until such time as such conditions are satisfied or waived,

    - extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer, or

    - extend the Offer on one or more occasions for an aggregate period of not more than ten business days if the Minimum Tender Condition has been satisfied but fewer than 90% of the Shares have been validly tendered and not withdrawn.

    If all Offer Conditions are not satisfied on the Expiration Date of the Offer, Purchaser will from time to time and on each such occurrence extend the expiration date of the Offer for a period of time (which, without the written consent of Lindberg, will not exceed ten days per extension nor 30 days in the aggregate) that Purchaser reasonably believes is necessary to cause the Offer Conditions to be satisfied until such conditions are satisfied or waived except that Purchaser will not be required to extend the Offer (i) if any Offer Condition is not capable of completion prior to the date six months after the date of the Merger Agreement (the "Drop Dead Date") despite the compliance by the parties with their respective obligations under the Merger Agreement or
(ii) beyond the Drop Dead Date. Additionally, following its acceptance for payment of Shares in the Offer, Purchaser may elect to provide a Subsequent Offering Period in accordance with Rule 14d-11 of the Exchange Act.

    Promptly after expiration of the Offer, Purchaser will, and Bodycote will cause Purchaser to, accept for payment and purchase all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser is permitted to accept and pay for under applicable law, on the terms and subject to the Offer Conditions and the Merger Agreement.

    The "Minimum Tender Condition" requires that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, when added together with any Shares that Purchaser has the unimpaired right to acquire pursuant to the Tender Agreement (but that have not been validly tendered or have been withdrawn prior to the Expiration Date) and all other Shares then owned by Bodycote and its subsidiaries, represents at least a majority of the total voting power of the outstanding securities of Lindberg entitled to vote in the election of directors or in a merger (the "Voting Securities"), on a fully diluted basis on the date of purchase ("on a fully diluted basis" having the following meaning as of any date: the number of Voting Securities outstanding, together with the Voting Securities issuable pursuant to obligations outstanding at that date under stock options and any other rights (other than Lindberg Rights, if such Lindberg Rights are not at such time exercisable) to acquire Voting Securities, assuming the absence of any vesting requirements or conditions).

    DIRECTORS OF LINDBERG. The Merger Agreement provides that, promptly upon the purchase of and payment for Shares by Purchaser or any of its affiliates pursuant to the Offer, Bodycote will be entitled to designate such number of directors, rounded up to the next whole number, on the Lindberg Board as is equal to the product obtained by multiplying the total number of directors on the Lindberg Board (giving effect to the directors designated by Bodycote) by the percentage that the number of Shares so purchased and paid for, plus any Shares beneficially owned by Bodycote and its affiliates, including pursuant to the Tender Agreement, on the date of such purchase and payment bears to the total number of Shares then outstanding. Lindberg will, if requested by Bodycote, promptly increase the size of the Lindberg Board or secure the resignations of such number of directors, or both, as is necessary to enable designees of Bodycote to be elected to the Lindberg Board and, subject to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, will cause designees of Bodycote to be elected to the Lindberg Board. At such time, Lindberg will, if requested by Bodycote, also cause the directors designated by Bodycote to constitute at least the same percentage (rounded up to the next whole number) as is on the Lindberg Board to be designated to each committee of the Lindberg Board. Notwithstanding the foregoing, if Shares are purchased pursuant to the Offer, there will be until the Effective Time at least two members of the Lindberg Board who were directors on the date of the Merger Agreement and who are not employees of Lindberg nor designees, stockholders, affiliates or associates (within the meaning of the federal securities laws) of Bodycote (the "Independent

Directors"). If no Independent Directors remain, the other directors will designate two persons to fill the vacancies, neither of whom can be either an employee of Lindberg or a designee, stockholder, affiliate or associate of Bodycote, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement.

    Following the election of Bodycote's designees to the Lindberg Board, prior to the Effective Time, the concurrence of a majority of the Independent Directors is required to:

    - amend or terminate the Merger Agreement on behalf of Lindberg,

    - extend or waive on behalf of Lindberg the time for performance of the obligations or other acts of Bodycote or Purchaser under the Merger Agreement, or

    - waive any of Lindberg's rights under the Merger Agreement.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into Lindberg at the Effective Time. At the Effective Time, the separate corporate existence of Purchaser will cease and Lindberg will continue as the Surviving Corporation and will succeed to and assume all the rights and obligations of Purchaser in accordance with the DGCL.

    At the Effective Time, the Certificate of Incorporation of the Surviving Corporation will be amended to read as the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law, except that it will provide that the Surviving Corporation will be named "Bodycote Lindberg Corporation" and will contain indemnification and liability limitation provisions consistent with the obligations set forth in the Merger Agreement. The By-Laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that they will contain indemnification and liability limitation provisions consistent with the obligations set forth in the Merger Agreement.

    The directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of Lindberg immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Lindberg or the holder of any shares of capital stock of Lindberg, Bodycote or Purchaser:

    - each issued and outstanding share of common stock of Purchaser, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation;

    - each issued and outstanding Share that is owned by Lindberg (as treasury stock), Bodycote or any wholly owned subsidiary of Bodycote (including Purchaser) immediately prior to the Effective Time and each right to acquire Shares existing immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist and no consideration will be delivered in exchange for them (other than as discussed below under the caption "Treatment of Options"); and

    - each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with the immediately preceding bullet point and any Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL) will be canceled and

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
      extinguished and be converted into the right to receive from the Surviving Corporation the Offer Price in cash, without interest and net of applicable required withholding taxes.

    TREATMENT OF OPTIONS. The Merger Agreement provides that, at the Effective Time, each holder of outstanding and unexercised Lindberg Options, whether or not exercisable or vested, will be entitled to receive, in full satisfaction of such Lindberg Option, cash in an amount equal to the product of (A) the excess, if any, of the Offer Price over the exercise price per share of such Lindberg Option and (B) the number of Shares subject to such Lindberg Option. Lindberg will make such payments as soon as reasonably practicable following the Effective Time (but in no event more than five business days later). At or prior to payment, Lindberg will use its reasonable best efforts, if necessary to effect the cancellation of the Lindberg Options, to obtain from such holder in a form reasonably acceptable to Bodycote a consent to the cancellation of the holder's Lindberg Options and, with respect to the Lindberg Options that are incentive stock options, a waiver and acknowledgement of the loss of favorable tax treatment under Section 422 of the Code. Payment may be withheld until the necessary consents are obtained.

    REPRESENTATIONS AND WARRANTIES OF BODYCOTE AND PURCHASER. Pursuant to the Merger Agreement, Bodycote and Purchaser have made certain representations and warranties with respect to, among other things:

    - their respective corporate existence and the power to carry on their respective businesses;

    - the authorization, approval, execution, delivery and enforceability of the Merger Agreement;

    - the absence of conflicts;

    - required filings and consents;

    - the interim operations of Purchaser;

    - the financial resources of Bodycote and Purchaser;

    - the accuracy and completeness of information provided by Bodycote and Purchaser for inclusion in the Offer documents and any required proxy statement; and

    - the ownership of Shares by Bodycote and Purchaser.

    For purposes of the Merger Agreement, "Bodycote Material Adverse Effect" means any effect that could prevent or materially impede or delay the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES OF LINDBERG. Pursuant to the Merger Agreement, Lindberg has made representations and warranties with respect to, among other things:

    - its corporate existence and the power to carry on its business;

    - capitalization;

    - subsidiaries;

    - the authorization, approval, execution, delivery and enforceability of the Merger Agreement;

    - absence of conflicts;

    - required filings and consents;

    - adoption of resolutions by the Lindberg Board;

    - Commission filings;

    - financial statements;

    - absence of undisclosed liabilities;

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
    - absence of a certain changes or events;

    - absence of litigation;

    - the accuracy and completeness of information provided by Lindberg for inclusion in the Offer documents and any required proxy statement;

    - no violation of law;

    - compliance with existing agreements;

    - tax matters;

    - employee benefit plans and ERISA;

    - labor controversies;

    - certain contractual obligations;

    - certain environmental matters;

    - the fairness opinion of Credit Suisse First Boston Corporation;

    - absence of brokerage or finders fees;

    - takeover statutes;

    - required stockholders vote;

    - transactions with affiliates; and

    - title to owned property.

    For purposes of the Merger Agreement, "Lindberg Material Adverse Effect" means any change, effect, event or condition that has been or would be reasonably expected to be materially adverse to:

    - the business or financial condition, assets, properties (including intangible properties), results of operations, liabilities or regulatory status of Lindberg and its subsidiaries, taken as a whole, or

    - the ability of Lindberg to consummate the transactions contemplated by the Merger Agreement,

except, in each case, for any such effect resulting from or arising out of:

    - the condition of the United States economy or financial markets generally, or

    - a condition generally affecting participants in the industry in which Lindberg competes.

    CONDUCT OF BUSINESS PENDING THE MERGER. Except as otherwise contemplated by the Merger Agreement, required by law, or disclosed by Lindberg to Bodycote in writing, between the date of the Merger Agreement and the Effective Time, without Bodycote's consent (which will not be unreasonably withheld), Lindberg will, and will cause its subsidiaries to:

    - conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

    - not amend or propose to amend their respective constituent documents;

    - not split, combine or reclassify their outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect or, in lieu of or in substitution for, shares of their capital stock;

    - not declare, set aside or pay any dividend or distribution, except for the payment of dividends or distributions to Lindberg or a subsidiary of Lindberg by a subsidiary of Lindberg and except for the declaration and payment of regularly scheduled cash dividends consistent in amount with past practices;

    - not issue, sell, pledge, dispose of or encumber, or agree to issue, sell, pledge, dispose of or encumber, any additional shares of, or any options, warrants or rights of any kind to acquire, any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that Lindberg may issue shares of capital stock of Lindberg upon exercise of Lindberg Options outstanding on the date of the Merger Agreement and previously disclosed to Bodycote in writing;

    - not incur or become contingently liable with respect to any indebtedness that would be required to be reflected on a consolidated balance sheet of Lindberg prepared in accordance with GAAP, other than borrowings in the ordinary course of business under the existing credit facilities of Lindberg or any of its subsidiaries, and not permit such indebtedness to exceed $60,000,000 (with the incurrence of any such indebtedness in excess of $60,000,000 being deemed to be a failure in a material respect to comply with a material obligation for purposes of the Offer Conditions);

    - not redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire its capital stock, or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Lindberg Options;

    - not make any acquisition of any assets or businesses other than for current assets in the ordinary course of business and expenditures for fixed or capital assets as permitted by the Merger Agreement;

    - not sell, pledge, dispose of, lease, exchange, transfer or encumber any material assets or businesses other than (i) sales of businesses or assets that were disclosed by Lindberg to Bodycote in writing, (ii) pledges or encumbrances pursuant to existing credit facilities or other permitted borrowings, (iii) sales or dispositions of businesses or assets as may be required by applicable law, (iv) sales of inventory or other current assets, or (v) sales of idle facilities and related assets;

    - use reasonable best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relations with those having business relationships with them other than as contemplated by the terms of the Merger Agreement;

    - not enter into or amend any employment, severance or special pay arrangement with respect to termination of employment, collective bargaining agreements or other similar arrangements or agreements except under (i) previously existing contractual arrangements or policies that were disclosed to Bodycote or (ii) (A) employment agreements entered into with a non-officer having aggregate annual compensation of less than $75,000 who is hired or promoted by Lindberg or one of its subsidiaries after that date of the Merger Agreement in the ordinary course of business and (B) renewals of collective bargaining agreements expiring before the Effective Time on terms which are not materially different than the expiring agreements;

    - not increase the salary of any person except for increases to non-executive officer employees in the ordinary course of business consistent with past practice, not to exceed 3% for any particular employee, or increase or establish other monetary compensation of any person including, without limitation, any bonus compensation;

    - not grant any severance or termination pay to any officer, director, employee or consultant except under previously existing written contractual obligations or existing written policies of Lindberg;

    - not hire or terminate or amend the terms of the employment of any executive officer or other employee who has or would have annual compensation of more than $60,000;

    - not adopt, enter into or amend or increase or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any employee benefit plan other than a multiemployer plan of Lindberg;

    - not make, change or revoke any tax election unless required by law or make any agreement or settlement with any tax authority regarding any amount of taxes or which is reasonably expected to increase the obligations of Lindberg or the Surviving Corporation to pay taxes in the future;

    - not change their respective accounting principles unless required by GAAP or the Commission;

    - not compromise, settle, grant any waiver or release relating to or otherwise adjust any material claims, liabilities or obligations, including any litigation, except for such compromise, settlement, waiver, release or adjustment in the ordinary course of business consistent with past practice and involving a payment by Lindberg or any of its subsidiaries not in excess of $150,000 in the aggregate following prior notice to and consultation with Bodycote;

    - not guarantee any indebtedness of another person for borrowed money, issue or sell and debt securities or warrants or other rights to acquire any debt securities of Lindberg or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

    - not make any loans, advances or capital contributions to, or investments in, any other person, other than to Lindberg or any of its subsidiaries or to officers and employees of Lindberg or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business;

    - not make any capital expenditures beyond those required for current projects in progress or previously approved by the Lindberg Board, and additional capital projects after January 31, 2001 not exceeding $250,000 per month in the aggregate or $100,000 per project;

    - not enter into or amend in any material respect any specified material contracts or enter into any contract or agreement, written or oral, with any affiliate or associate or relative of Lindberg or relative of any officer or director of Lindberg, or make any payment to or for the benefit of, directly or indirectly, any of the foregoing except as otherwise permitted under this covenant of the Merger Agreement;

    - not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Lindberg or any of its subsidiaries;

    - not amend its Certificate of Incorporation or take any other action which would, directly or indirectly, restrict or impair the ability of Bodycote to vote, or otherwise to exercise the rights and receive the benefits of a stockholder of Lindberg with respect to, securities of Lindberg that may be acquired or controlled by Bodycote or Purchaser or permit any stockholder of Lindberg to acquire securities of Lindberg on a basis not available to Bodycote in the event that Bodycote were to acquire securities of Lindberg;

    - comply in all material respects with its covenants and other obligations under its specified material contracts; and

    - not enter into an agreement or arrangement with respect to any of the foregoing.

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
    OTHER ACTIONS AND ADVICE OF CHANGES. Except as required by law, the parties will not, and will not permit any of their respective subsidiaries or affiliates to, voluntarily take any action that would, or would be reasonably expected to, result in (i) any of the conditions to the Merger not being satisfied or
(ii) prior to the completion of the Offer, the Offer Condition relating to the accuracy of Lindberg's representations and warranties not being satisfied.

    Each of Lindberg and Bodycote will use its reasonable best efforts to promptly advise the other party orally and in writing if it obtains knowledge and, to its knowledge, the other party does not also have knowledge of (i) any representation or warranty set forth in the Merger Agreement becoming untrue or inaccurate in any respect that would be reasonably expected to have a Lindberg Material Adverse Effect or a Bodycote Material Adverse Effect, as the case may be, or (ii) a failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement which failure to comply or satisfy would be reasonably expected to have a Lindberg Material Adverse Effect or a Bodycote Material Adverse Effect, as the case may be.

    NO SOLICITATION. The Merger Agreement provides that, between the date of the Merger Agreement and the Effective Time or earlier termination of the Merger Agreement, Lindberg will not and will not permit its subsidiaries to, and Lindberg will use its reasonable best efforts to cause any officer, director or employee of Lindberg or any of its subsidiaries, or any representative retained by it or any of its subsidiaries not to, directly or indirectly,

    - initiate, solicit, encourage or facilitate (including by providing nonpublic or confidential information),

    - participate in any discussions or negotiations with respect to,

    - enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any arrangement, agreement or understanding with respect to an Acquisition Transaction (an "Acquisition Agreement") for, or

    - in any way cooperate or assist in making,

any proposal or offer (other than any proposal or offer by Bodycote or any of its subsidiaries) for an Acquisition Transaction. An "Acquisition Transaction" is a transaction, other than any transaction involving Bodycote or any of its subsidiaries, involving the acquisition of more than 20% of the business, properties or capital stock of Lindberg, whether by merger, recapitalization, share exchange, purchase of assets, tender offer or otherwise, whether for cash, securities, or any other consideration or combination thereof, including any single or multi-step transaction or related series of transactions structured to permit a third party to acquire a 20% or greater beneficial ownership of equity in Lindberg, or any other transaction that is intended to or could frustrate or materially delay the transactions contemplated by the Merger Agreement.

    However, prior to the acceptance for payment of Shares by Purchaser under to the Offer, Lindberg may furnish pursuant to a confidentiality agreement no more favorable to the recipient of the information than the letter agreement between Bodycote and Lindberg, dated October 5, 2000 (the "Confidentiality Agreement"), confidential or nonpublic information to, and engage in discussions and negotiate with, a corporation, partnership, person or other entity or group (a "Potential Acquiror"):

    - in response to a bona fide or proposal not solicited in violation of the Merger Agreement with respect to an Acquisition Transaction (an "Acquisition Proposal") from a Potential Acquiror that the Lindberg Board determines, in its good faith and after consultation with and the advice of its independent financial advisor and legal counsel, is a Superior Proposal,

    - but only if the Lindberg Board determines, in its good faith and after consultation with and the advice of its independent financial advisor and legal counsel, that such action is necessary in order for the members of the Lindberg Board to comply with their fiduciary duties to its stockholders under applicable law.

For purposes of the Merger Agreement, "Superior Proposal" means an Acquisition Proposal involving all of the shares of capital stock of Lindberg or all or substantially all of the assets of Lindberg which the Lindberg Board determines, in good faith and after consultation with and the advice of its independent financial advisor and legal counsel, would, if consummated, taking into account all the terms and conditions of the Acquisition Proposal, be more favorable to Lindberg's stockholders than the terms and conditions set forth in and the transactions contemplated by the Merger Agreement taken as whole, taking into account any changes to the Merger Agreement proposed by Bodycote at the time of such determination, for which financing, if required, has been fully committed.

    The Merger Agreement requires Lindberg to immediately cease and cause to be terminated all existing activities, discussions and negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any proposal for an Acquisition Transaction and request the return of all confidential information regarding Lindberg provided to any such parties prior to the date of the Merger Agreement pursuant to the terms of any confidentiality agreement or otherwise.

    Lindberg will promptly notify Bodycote after receipt of any Acquisition Proposal. This notice must indicate in reasonable detail the identity of the offeror and the material terms and conditions of the proposal, to the extent known. Lindberg will thereafter keep Bodycote informed, on a reasonably current basis, of the status and terms of any such Acquisition Proposal and the status of any discussion or negotiations with any Potential Acquiror. If any such inquiry or proposal is in writing, Lindberg will promptly deliver to Bodycote a copy of such inquiry or proposal. Lindberg will promptly (but in any event no later than one business day) advise Bodycote in writing if the Lindberg Board makes any determination as to any Superior Proposal.

    The Merger Agreement provides that neither the Lindberg Board nor any committee thereof may:

    - withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Bodycote or Purchaser, the approval or recommendation by the Lindberg Board or such committee of the Offer, the Merger, the Merger Agreement or the Tender Agreement,

    - approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction, or

    - authorize, permit or cause Lindberg to enter into any Acquisition
      Agreement.

However, subject to compliance by Lindberg with its covenant to give Bodycote notice and keep Bodycote informed, prior to the Expiration Date, in response to a bona fide proposal which was not solicited in violation of the Merger Agreement with respect to an Acquisition Transaction, the Lindberg Board may withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement or approve or recommend a Superior Proposal, if:

    - the Lindberg Board determines, in its good faith judgment and after consultation with and the advice of its financial advisor and outside counsel, that (i) such proposal is a Superior Proposal and (ii) failure to take any of the actions set forth in the first two bullet points immediately preceding this paragraph would breach the fiduciary duties of the Lindberg Board under applicable law, and

    - gives Bodycote four business days prior written notice of its intention to do so.

Bodycote, however, will retain its right to terminate the Merger Agreement and Lindberg may not enter into an Acquisition Agreement unless it terminates the Merger Agreement and pays a termination fee to Bodycote (discussed below). Any such withdrawal, modification or change of the recommendation of the Lindberg Board of the Merger Agreement will not change the approval of the

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
Lindberg Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

    Nothing in the Merger Agreement will prevent Lindberg or the Lindberg Board from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any Acquisition Transaction or from making any disclosure to Lindberg's stockholders which, in the good faith judgment of the Lindberg Board, with the advice of outside counsel, is required under applicable law.

    ACCESS TO INFORMATION/CONFIDENTIALITY. The Merger Agreement provides that, except for competitively sensitive information which is addressed separately and subject to applicable law, from the date of the Merger Agreement until the Effective Time, Lindberg and its subsidiaries will, and will cause their directors, officers, employees, auditors and agents to, give Bodycote and Purchaser and their representatives reasonable access, during normal business hours upon reasonable prior notice, to their respective officers, employees, agents, properties, books, contracts, commitments and records and will furnish promptly such information concerning its business, properties and personnel as Bodycote and Purchaser reasonably request, provided such investigation will not unreasonably disrupt Lindberg's operations. All nonpublic information provided to, or obtained by, Bodycote in connection with the transactions contemplated by the Merger Agreement will be subject to the maintenance by Bodycote of the confidentiality of such information pursuant to the Confidentiality Agreement, provided that any such information may be disclosed by the parties if necessary in connection with seeking statutory or stockholder approval required by the Merger Agreement. Lindberg will not be required to provide any information which it reasonably believes based on advice of outside counsel it may not provide to Bodycote by reason of applicable law, rules or regulations, which constitute information protected by attorney/client privilege, or which Lindberg or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties.

    PURCHASER. Bodycote will take all action necessary to cause Purchaser to perform its obligations under the Merger Agreement that are to be performed by it prior to Closing and to consummate the Merger on the terms and conditions set forth in the Merger Agreement.

    EMPLOYEE BENEFITS. Bodycote agrees to cause Lindberg to honor, and from and after the Effective Time, agrees to cause the Surviving Corporation to honor, all employee benefit plans of Lindberg in accordance with their terms as in effect immediately before the date of the Merger Agreement,

    - subject to any amendment or termination thereof that may be permitted by their terms, and

    - provided that the Surviving Corporation may amend or replace Lindberg's existing employee benefit plans so that, through December 31, 2001, current and former employees of Lindberg and its subsidiaries will receive compensation and benefits that are substantially comparable in the aggregate to those provided to Lindberg employees immediately prior to the Expiration Date.

This provision is not intended to prevent the termination of employment of any Lindberg employee or the amendment or termination of any particular employee benefit plan of Lindberg.

    For purposes of eligibility and vesting and levels of benefits under the employee benefits plans of Bodycote and its affiliates providing benefits to any Lindberg employees after the date of the Merger Agreement, each Lindberg employee shall be credited with his or her years of service with Lindberg prior to the Effective Time for purposes of eligibility and vesting. In addition, for purposes of each such new plan providing medical, dental, pharmaceutical and/or vision benefits to any Lindberg employee, all pre-existing condition exclusions and actively-at-work requirements of such new plans will be waived and any eligible expenses will be counted for purposes of the employee's participation in such new plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements.

    PUBLIC ANNOUNCEMENTS. Bodycote and Lindberg will consult with each other before issuing any press release or making any public statement with respect to the Merger Agreement and the transactions contemplated thereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

    EXPENSES AND FEES. All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

    AGREEMENT TO COOPERATE. Subject to the terms and conditions of the Merger Agreement and applicable law, the parties have agreed to use their commercially responsible efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including

    - to obtain all necessary or appropriate waivers, consents and approvals of third parties required in order to preserve contractual relationships of Bodycote and Lindberg and their respective subsidiaries,

    - all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions, and

    - to lift any injunction or other legal bar to consummation of the Offer or the Merger (and, in such case, to proceed with the consummation of the Offer and the Merger as expeditiously as possible), including through all possible appeals.

    In addition, the parties agreed to file as soon as practicable (and in any event prior to five business days after the date of the Merger Agreement) a Notification and Report under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and will file as soon as practicable any form or report required by any other governmental agency relating to antitrust matters) and, if Bodycote so elects, a notice pursuant to Section 721 of Exon-Florio. The parties agreed to:

    - respond as promptly as practicable to any inquiries or requests received from any governmental agency or authority for additional information or documentation, and

    - not to extend any waiting period under the HSR Act or enter into any agreement with any governmental agency or authority not to consummate the transactions contemplated by the Merger Agreement, except with the prior consent of the other parties (which shall not be unreasonably withheld or delayed).

Bodycote has agreed to:

    - offer to take (and if such offer is accepted, commit to take) all commercially responsible steps that it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by any governmental agency with respect to the Offer or the Merger so as to enable the Expiration Date to occur no later than the Drop Dead Date, and

    - take all commercially responsible steps to defend through litigation on the merits any claim asserted in any court by any party, including appeals.

Each party will:

    - promptly notify the other party of any written communication to that party or its affiliates from any governmental agency and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing;

    - not agree to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any governmental agency in respect of any filings, investigation or inquiry concerning the Merger Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental agency, gives the other party the opportunity to attend and participate; and

    - to the extent permitted under applicable law, furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to the Merger Agreement, the Offer and the Merger.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION. The Merger Agreement provides that the indemnification provisions of Lindberg's Certificate of Incorporation and By-Laws as in effect at the Expiration Date will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights under such documents of individuals who at the Effective Time were directors, officers, employees or agents of Lindberg. From and after the Expiration Date, Lindberg (and, after the Effective Date, the Surviving Corporation) will honor all of the covenants contained in this provision of the Merger Agreement, without limit as to time.

    For a period of six years after the Expiration Date, Lindberg (regardless of whether the Merger becomes effective) and, for a period of six years after the Effective Time, the Surviving Corporation, will, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director, officer, employee and agent of Lindberg or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party") against any costs or expenses (including advancing reasonable attorneys' fees and other fees and expenses provided that the Indemnified Party undertakes to repay such expenses in certain circumstances), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, arising out of, relating to or in connection with:

    - any action or omission occurring or alleged to have occurred prior to the Effective Time, or

    - the Merger or the other transactions contemplated by the Merger Agreement, in each case to the fullest extent that Lindberg would have been permitted under the DGCL, as the same exists on the date of the Merger Agreement or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment provides broader indemnification and liability limitation rights than permitted prior to the amendment) and under Lindberg's Certificate of Incorporation and By-Laws in effect on the date of the Merger Agreement.

Lindberg and the Surviving Corporation agree to cooperate in the defense of any such matter but neither party will be liable for any settlement effected without its written consent (which will not be unreasonably withheld).

    For a period of six years after the Effective Time, the Surviving Corporation will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Lindberg and its subsidiaries (provided that the Surviving Corporation may substitute policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Bodycote's and/or the Surviving Corporation's directors and officers); provided that

    - the Surviving Corporation will not be required to expend in any year an amount in excess of 250% of the annual aggregate premiums currently paid by Lindberg for such insurance with respect to matters arising on or before the Effective Time; and

    - if the annual premiums of such insurance coverage exceed the amount referred to in the immediately preceding bullet point, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of its board of directors, for a cost not exceeding such amount.

    The Surviving Corporation will pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this provision of the Merger Agreement but none of the parties will be obliged to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

    The rights of each Indemnified Party under this provision of the Merger Agreement are in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Certificate of Incorporation or By-Laws of Lindberg, any other indemnification or liability limitation arrangement, the DGCL or otherwise.

    Bodycote agreed to cause its United States holding company subsidiary to agree to fulfill any unsatisfied obligations of Lindberg and the Surviving Corporation under this provision.

    Proper provision will be made so that the successors, assigns and transferees of Bodycote's United States holding company subsidiary, Lindberg or the Surviving Corporation assume the obligations set forth in this provision of the Merger Agreement if any of them or any of their successors or assigns:

    - consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or

    - transfers all or a substantial portion of its properties and assets to any person.

    STANDSTILL AND CONFIDENTIALITY AGREEMENTS; ANTI-TAKEOVER PROVISIONS. The Merger Agreement provides that during the period from the date of the Merger Agreement through the Effective Time, Lindberg

    - will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties;

    - will enforce, to the fullest extent permitted under applicable law, the provisions of any confidentially or standstill agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically their terms and provisions in any court having jurisdiction; and

    - except in connection with a termination of the Merger Agreement pursuant to Lindberg's termination right described in paragraph (5) under the caption "Termination" below, Lindberg will not approve an Acquisition Transaction, other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement, for purposes of Section 203 of the DGCL.

    RIGHTS PLAN. The Lindberg Board will take all further action (in addition to that referred to in the representations and warranties of Lindberg discussed above) reasonably requested in writing by Bodycote in order to render the Lindberg Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Tender Agreement. Except (i) as provided above with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Tender Agreement, and (ii) in connection with a termination of the Merger Agreement pursuant to Lindberg's termination right described in paragraph (5) under the caption "Termination" below, the Lindberg Board will not, without the consent of Bodycote:

    - amend the Lindberg Rights Agreement, or

    - take any action with respect to, or make any determination under, the Lindberg Rights Agreement, including a redemption of the rights or any action to facilitate an Acquisition Proposal.

    CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligations of the parties to consummate the Merger are subject to the satisfaction on or prior to the to the closing of the Merger (the "Closing Date") of the following conditions (any or all of which may be waived by the parties in writing, in whole or in part, to the extent permitted by applicable law, but by Lindberg only with the approval of its Independent Directors):

    - the purchase of Shares by Purchaser pursuant to the Offer (except that this will not be a condition to Bodycote's and Purchaser's obligations to effect the Merger if Purchaser failed to purchase Shares pursuant to the Offer in breach of (or as a result of Bodycote's breach of) the Merger Agreement);

    - the adoption of the Merger Agreement and the approval of the Merger by the requisite vote of the Stockholders, if required by the DGCL;

    - the absence of any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction restraining or prohibiting the consummation of the Merger (except no party may rely on this condition if it is in breach of its obligations to cooperate pursuant to the Merger Agreement and such breach has, directly or indirectly, resulted in such judgment, injunction, order or decree being in effect); and

    - the expiration or termination of any waiting period applicable to consummation of the Merger under the HSR Act and any foreign antitrust laws and obtainment of all approvals required under any foreign antitrust laws before consummation of the Merger (except in the case of any waiting periods (other than the HSR Act) or approvals the failure of which to expire or be obtained is not reasonably likely to have a Lindberg Material Adverse Effect or to provide a reasonable basis to conclude that the parties or any of their respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability).

    TERMINATION. The Merger Agreement may be terminated and the Offer and Merger contemplated thereby may be abandoned at any time before the Effective Time (notwithstanding the approval, if any, of the Merger Agreement by the Stockholders):

    (1) by mutual written consent of Lindberg (including, from and after the Expiration Date, the approval of the Independent Directors) and Bodycote;

    (2)  by either Bodycote or Lindberg if

        (a) Purchaser has not accepted for payment any Shares in the Offer prior to the Drop Dead Date (except that this right to terminate will not be available to any party whose material breach of the Merger Agreement has been the principal cause of the failure of Shares to have been purchased in the Offer by the Drop Dead Date), or

        (b) any governmental entity has taken any action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for the Shares pursuant to the Offer, the Merger or the Tender Agreement and such action has become final and nonappealable;

    (3) by Bodycote if, prior to the Expiration Date, Lindberg has breached any of its representations, warranties or covenants contained in the Merger Agreement, which breach would give rise to the failure of the Offer Conditions relating to the accuracy of Lindberg's representations and warranties and the performance by Lindberg of its material obligations under the Merger Agreement and which breach (i) has not been cured within 10 calendar days of receipt of written notice thereof by Lindberg from Bodycote or (ii) is incapable of being cured by Lindberg prior to the Drop Dead Date;

    (4) by Lindberg if, prior to the Expiration Date, Bodycote or Purchaser materially breached any of their representations, warranties or covenants contained in the Merger Agreement and which breach (i) has not been cured within 10 calendar days of receipt of written notice thereof by Bodycote from Lindberg or (ii) is incapable of being cured by Bodycote or Purchaser prior to the Drop Dead Date; or

    (5)  by Lindberg if, prior to the Expiration Date,

        (a)  Lindberg is not in material breach of the No Solicitation covenant,

        (b) the Lindberg Board has determined, in good faith and after consultation with and the advice of its independent financial advisor and legal counsel, that entering into a binding written agreement concerning a transaction that constitutes a Superior Proposal is necessary to comply with their fiduciary duties to Stockholders,

        (c) the Lindberg Board has authorized Lindberg, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a Superior Proposal,

        (d) Lindberg gives Bodycote notice (which may be revoked by Lindberg by a subsequent notice to that effect) in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and engages in good faith negotiations with Bodycote with respect to such changes as Bodycote may propose to the Merger Agreement, and

        (e) Lindberg and Bodycote are not able to reach agreement, within four business days of receipt of Lindberg's written notification of its intention to enter into such an agreement on amendments to the Merger Agreement that the Lindberg Board determines, in good faith after consultation with its financial advisors (taking into account all the terms and conditions of such amendments), is at least as favorable to the Stockholders as the terms and conditions of the Superior Proposal taken as a whole.

Lindberg agrees:

    - that it will not enter into a binding agreement referred to in clause (b) above until at least the fourth business day after it has provided the required notice (which has not been revoked) to Bodycote, and

    - to notify Bodycote promptly if its intention to enter into such an agreement changes at any time after giving such notification.

Notwithstanding the foregoing, no such termination will be effective unless and until Lindberg has entered into a binding written agreement concerning a transaction that constitutes a Superior Proposal and has paid Bodycote a termination fee (discussed below);

    (6)  by Bodycote, prior to the Expiration Date, if

        (a) the Lindberg Board or any committee thereof has failed to recommend, or has withdrawn, adversely modified or adversely amended in any material respect its approval or recommendation of the Offer, the Merger or the Merger Agreement to the Stockholders or fails to reconfirm its recommendation of the Merger Agreement within five business days after a written request from Bodycote to do so, it being understood that (i) the fact that Lindberg or any of the other persons described in the No Solicitation covenant has taken any of the actions that would be proscribed by the No Solicitation covenant but for the exception in such covenant for receipt by Lindberg of a Superior Proposal and disclosure of such fact,
    (ii) disclosure of any competing proposal that is not being recommended by the Lindberg Board, or (iii) disclosure of any other facts or circumstances, in each case together with a statement that the Lindberg Board continues to recommend the Offer, the Merger and the Merger Agreement, will not be considered to be a withdrawal, adverse modification or adverse amendment in any material respects of such approval or recommendation or a failure to reconfirm its recommendation of the Merger Agreement,

        (b) the Lindberg Board or any committee thereof has recommended any proposal other than by Bodycote in respect of any Acquisition Transaction,

        (c) Lindberg has taken any action that would be proscribed, or not taken any action that would be required, by the No Solicitation covenant but for the exception in such covenant for receipt by Lindberg of a Superior Proposal,

        (d) Lindberg has entered into a definitive agreement for a Superior Proposal, or

        (e)  in the case of the immediately preceding subparagraphs (a), (b),
    (c) and (d), the Lindberg Board or any committee thereof has resolved to take such action; or

    (7) by Lindberg if, as the result of the failure to be satisfied of any of the Conditions of the Offer, Bodycote or Purchaser have terminated or withdrawn the Offer or the Offer has expired without Purchaser having purchased any Shares in the Offer (unless the failure of any such condition to be satisfied at the time of such termination results from (i) Lindberg's failure to perform any of its obligations under the Merger Agreement or (ii) facts or circumstances that constitute a breach of any representation or warranty of Lindberg under the Merger Agreement).

    EFFECT OF TERMINATION. In the event of termination of the Merger Agreement by either Bodycote or Lindberg prior to the Expiration Date, the Merger Agreement will become void, and there will be no liability or further obligation on the part of the parties or their respective officers or directors (except as set forth in this provision, as relates to confidentiality, to expenses and fees and non-assignability, all of which shall survive the termination). Nothing in this provision of the Merger Agreement relieves any party from liability for any willful or material breach prior to termination of any covenant or agreement of such party contained in the Merger Agreement.

    Lindberg will pay to Bodycote a termination fee of $4,500,000 plus Bodycote's actual and reasonably documented out-of-pocket fees, costs and other expenses incurred or assumed by Bodycote or Purchaser in connection with the Merger Agreement or any of the transactions contemplated thereby, such fees, costs and expenses not to exceed $1,000,000, if the Merger Agreement is terminated:

    - by Bodycote pursuant to paragraph (3) above and Lindberg enters into a definitive agreement with respect to, or consummates, an Acquisition Transaction within 12 months after such termination and payment will be made promptly after entering into such agreement or, if no definitive agreement is entered into, the date of (and as a condition to) to consummation of such transaction),

    - by Lindberg pursuant to paragraph (5) above or by Bodycote pursuant to paragraph (6) above, or

    - by either Lindberg or Bodycote pursuant to paragraphs 2(a) and (7) above if, prior to such termination, (i) the Minimum Condition has not been satisfied and (ii) a proposal for an Acquisition Transaction has been made known to Lindberg or been made directly to its Stockholders generally or any person has publicly announced an intention (whether or not conditional) to make a proposal for an Acquisition Transaction and an Acquisition Transaction is consummated within 12 months after such termination.

    AMENDMENTS. The Merger Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the approval of the Merger Agreement by the stockholders but:

    - (i) after the Expiration Date, no amendment may be made which decreases the merger consideration and (ii) any amendment will require the approval of the Independent Directors of Lindberg, and

    - after the approval of the Merger Agreement by the stockholders has been obtained, there cannot be any amendment that by law requires further approval by the stockholders without the further approval of the stockholders.

    The Merger Agreement may not be amended except by an instrument in writing signed by the parties.

    EXTENSIONS. At any time before the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors (which after the Expiration Date will require, with respect to Lindberg, the approval of its Independent Directors) may, to the extent legally allowed and provided that, after the approval of the stockholders has been obtained, no waiver will be made that by law requires further approval by the stockholders without the further approval of the stockholders:

    - extend the time for the performance of any of the obligations or other acts of the other parties,

    - waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and

    - waive compliance with any of the agreements or conditions contained in the Merger Agreement.

    Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights.

THE TENDER AND VOTING AGREEMENT

    In connection with the execution of the Merger Agreement, the Selling Stockholders have entered into the Tender Agreement.

    AGREEMENT TO TENDER SHARES. Each Selling Stockholder has agreed to validly tender (and not withdraw), in accordance with the Offer, not later than the fifth business day after commencement of the Offer, all of the Shares beneficially owned as of December 13, 2000 or acquired after December 13, 2000 by the Selling Stockholders ("Subject Shares") (other than Shares for which unexercised Lindberg Options are exercisable unless such Lindberg Options have been exercised). In the event that, notwithstanding the foregoing provision, any Subject Shares are for any reason withdrawn from or not purchased under the Offer, those Subject Shares will remain subject to the terms of the Tender Agreement. Nothing in the Tender Agreement obligates any Selling Stockholder to exercise any Lindberg Options to purchase Shares.

    AGREEMENT TO VOTE SUBJECT SHARES. Each Selling Stockholder has agreed that at any meeting of the stockholders of Lindberg called to consider and vote upon the adoption of the Merger Agreement (and at any and all postponements and adjournments), and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of Lindberg's stockholders, such Selling Stockholder will vote or cause to be voted (including by written consent, if applicable) all of the Selling Stockholder's Subject Shares which it has the right to vote in favor of the adoption of the Merger Agreement and in favor of any other matter necessary or appropriate for the consummation of the transactions contemplated by the Merger Agreement that is considered and voted upon at any meeting or made the subject of any written consent, as applicable. Each Selling Stockholder has further agreed that at any meeting of the stockholders called to consider and vote upon any Adverse Proposal (and at any and all postponements and adjournments), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of stockholders, each Selling Stockholder will vote or cause to be voted (including by written consent, if applicable) all of the Selling Stockholder's Subject Shares which it has the right to vote against the adoption of such Adverse Proposal. For purposes of the Tender Agreement, the term "Adverse Proposal" means any:

    (i) Acquisition Transaction;

    (ii) proposal or action that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of Lindberg set forth in the Merger Agreement; or

    (iii) of the following actions (other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement):

    - any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Lindberg or its subsidiaries;

    - a sale, lease or transfer of a material amount of assets of Lindberg or one of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of Lindberg or any of its subsidiaries;

    - any change in a majority of the persons who constitute the Lindberg Board as of December 13, 2000;

    - any change in the present capitalization of Lindberg or any amendment of Lindberg's Certificate of Incorporation or By-Laws, as amended to date;

    - any other material change in Lindberg's corporate structure or business;
      or

    - any other action that, in the case of each of the matters referred to in the immediately preceding three bullet points is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Offer or the Merger and the other transactions contemplated by the Merger Agreement and the Tender Agreement or increase the likelihood that the transactions will not be consummated.

    IRREVOCABLE PROXY. Each Selling Stockholder appointed Bodycote and any designee of Bodycote as such Selling Stockholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to all of the Selling Stockholder's Subject Shares which it has the right to vote:

    - in accordance with the agreement to vote Subject Shares as described above; and

    - to sign its name (as stockholder) to any consent, certificate or other document relating to Lindberg required or permitted under the DGCL in connection with any matter referred to in such agreement to vote Subject Shares.

    This proxy was given to secure the performance of the duties of each Selling Stockholder under the Tender Agreement and does not relieve the Selling Stockholders of their obligations under the foregoing agreement to vote the Subject Shares. Each proxy is coupled with an interest and is irrevocable until the termination of the Tender Agreement in accordance with its terms. Each Selling Stockholder agreed to take further actions or execute other instruments as may be necessary to effectuate the intent of this proxy. For Subject Shares as to which a Selling Stockholder is the beneficial but not the record owner, the Selling Stockholder agreed to cause any record owner of those Subject Shares to grant to Bodycote a proxy to the same effect.

    GRANT OF SUBJECT OPTION. Under the Tender Agreement, each Selling Stockholder granted to Bodycote an irrevocable option (each, a "Subject Option" and, collectively, the "Subject Options") to purchase the Selling Stockholder's Subject Shares on the terms and subject to the conditions set forth in the Tender Agreement at a purchase price per share equal to the Offer Price (the "Purchase Price"). The Subject Options expire if the Merger Agreement is terminated for any reason.

    The Subject Options become exercisable if the Offer is consummated but (whether due to improper tender or withdrawal of tender) Purchaser has not accepted for payment and paid for all of the Subject Shares. The Subject Options are exercisable in whole or in part.

    SHARING OF PROFITS. Under the Tender Agreement the Selling Stockholders agreed that if (A) the Merger Agreement is terminated under certain circumstances in which Bodycote is entitled to receive a termination fee from Lindberg and (B) not later than one year from the date the Merger Agreement is terminated (i) Lindberg consummates a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any sale of all or substantially all of the assets or equity securities of, Lindberg and its subsidiaries (a "Business Combination"), (ii) Lindberg enters into an agreement providing for a Business Combination, which Business Combination is ultimately consummated, irrespective of when such consummation occurs, (iii) a Selling Stockholder disposes of any or all of its Subject Shares to any person not an affiliate or an associate of Bodycote or Purchaser or to Lindberg or any affiliate thereof in connection with a Business Combination, or
(iv) a Selling Stockholder realizes proceeds in respect of its Subject Shares as a result of a distribution to the Selling Stockholder by Lindberg following the sale of substantially all of Lindberg's assets in connection with a Business Combination at a per share price or with equivalent per share proceeds having a value in excess of the Offer Price (the "Subsequent Price"), then the Selling Stockholder will promptly pay to Bodycote an amount equal to one-half of the product of:

    - the excess of the Subsequent Price over the Offer Price, multiplied by

    - the number of Subject Shares beneficially owned (other than beneficially owned solely by reason of having a right to vote) by the Selling Stockholder at the time the Business Combination is consummated or at the time of disposal by such Selling Stockholder.

    REPRESENTATIONS AND WARRANTIES. The Selling Stockholders made customary representations and warranties in the Tender Agreement relating to:

    - Subject Share ownership;

    - power and authority to enter into the Tender Agreement;

    - execution and delivery of the Tender Agreement;

    - no conflicts; and

    - absence of brokers fees.

    Bodycote and Purchaser also made customary representations and warranties in the Tender Agreement relating to:

    - organization and authority to enter into the Tender Agreement;

    - execution and delivery of the Tender Agreement;

    - no conflicts; and

    - securities law compliance.

    RESTRICTION ON TRANSFER OF SUBJECT SHARES, PROXIES AND
NONINTERFERENCE. Each Selling Stockholder has agreed that such Selling Stockholder will not directly or indirectly:

    - except in accordance with the terms of the Tender Agreement and for the conversion of Subject Shares at the Effective Time in accordance with the terms of the Merger Agreement and other limited circumstances, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Selling Stockholder's Subject Shares (other than to certain permitted transferees or assigns);

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
    - acquire any Shares or other securities of Lindberg (other than in the event of any adjustment of Lindberg's Shares) or enter into any contract, option, arrangement or other undertaking with respect to the direct or indirect acquisition of any interest in or the voting of any Subject Shares or any securities of Lindberg;

    - except in accordance with the terms of the Tender Agreement, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a tender agreement with respect to any Subject Shares; or

    - take any action that would reasonably be expected to make any of the Selling Stockholder's representations and warranties contained in the Tender Agreement untrue or incorrect or have the effect of impairing the ability of the Selling Stockholder to perform its obligations under the Tender Agreement or preventing or delaying the consummation of any of the transactions contemplated by the Tender Agreement.

    NO SOLICITATION. The Tender Agreement provides that no Selling Stockholder will take, or authorize or permit any of its officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney or accountant of the Selling Stockholder) to take, any action that Lindberg would be prohibited from taking under the No Solicitation covenant of the Merger Agreement (disregarding any provisos contained in such provision). Each Selling Stockholder has agreed to immediately cease all existing discussions or negotiations with respect to any of the foregoing and promptly advise Bodycote in writing of the receipt of a request for information or any inquiries or proposals relating to an Acquisition Transaction. Notwithstanding anything in the Tender Agreement to the contrary:

    - if any Selling Stockholder is a director of Lindberg, that Selling Stockholder may take actions in its capacity as a director to the extent permitted by the No Solicitation covenant of the Merger Agreement; and

    - if any Selling Stockholder is an officer of Lindberg, that Selling Stockholders may take actions in its capacity as an officer to the extent directed to do so by the Lindberg Board in compliance with the No Solicitation covenant of the Merger Agreement.

    TERMINATION. The Tender Agreement will terminate on the earliest to occur of:

    - the consummation of the purchase of all the Subject Shares in the Offer;

    - the Effective Time; or

    - the date the Merger Agreement is terminated in accordance with its terms.

    The Tender Agreement may be earlier terminated by the mutual consent of Bodycote and the Selling Stockholders representing a majority of the Subject Shares subject to the Tender Agreement.

    In the event of termination of the Tender Agreement, such agreement will become null and void and of no effect with no liability on the part of any party and all proxies granted thereby will be automatically revoked, except that no such termination will relieve any party thereto from any liability for any breach of that agreement occurring prior to such termination. Notwithstanding anything in the Tender Agreement to the contrary, if the Tender Agreement is terminated for any reason, the Sharing of Profits provision described above will survive such termination indefinitely.

AMENDMENTS TO EMPLOYMENT AGREEMENTS

    Mr. Leo Thomson and Mr. Steve Penley are each parties to employment agreements with Lindberg. Messrs. Thomson and Penley have agreed to amendments to their Employment Agreements providing that they will not compete with Lindberg for three years in the event that they receive termination payments under their respective employment agreements. These agreements are summarized in the Schedule 14D-9 that is being provided to you with this Offer to Purchase.

OTHER MATTERS

    EFFECTS OF INABILITY TO CONSUMMATE THE MERGER. Pursuant to the Merger Agreement, following the consummation of the Offer and subject to certain other conditions, Purchaser will be merged with and into Lindberg. If, following the Offer, approval of Lindberg's stockholders is required by applicable law in order to consummate the Merger, Lindberg will submit the Merger to Lindberg's stockholders for approval. If the Merger is submitted to Lindberg's stockholders for approval, the Merger will require the approval of a majority of the outstanding Shares, including the Shares owned by Purchaser. If the Offer is consummated, and the Minimum Condition is satisfied without being reduced or waived, Purchaser will be able to approve the Merger without the vote of any other stockholder.

    If the Merger is consummated, stockholders of Lindberg who elected not to tender their Shares in the Offer will receive the same amount of consideration in exchange for each Share as they would have received in the Offer, subject to their rights to exercise appraisal rights.

    If, following the consummation of the Offer, the Merger is not consummated, Bodycote, which indirectly owns 100% of the common stock of Purchaser, will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to applicable law, Lindberg has agreed to take all actions necessary to cause the Lindberg Board to consist of persons designated by Bodycote in proportion to Bodycote's ownership of Shares (whether, by election or by the resignation of existing directors and causing Bodycote's designees to be elected). As a result of its ownership of such Shares and right to designate nominees for election to the Lindberg Board, Bodycote will indirectly be able to influence decisions of the Lindberg Board and the decisions of Purchaser as the majority stockholder of Lindberg. This concentration of influence in one stockholder may adversely affect the market value of the Shares.

    If Bodycote controls more than 50% of the voting power of the outstanding Voting Securities following the consummation of the Offer but the Merger is not consummated, stockholders of Lindberg, other than those affiliated with Bodycote, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval. If, for any reason following completion of the Offer, the Merger is not consummated, Bodycote and Purchaser reserve the right, subject to any applicable legal restrictions, to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by Bodycote and Purchaser.

    STATUTORY REQUIREMENTS. In general, under the DGCL a merger of two Delaware corporations requires the adoption of a resolution by each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the adoption of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. According to Lindberg's Certificate of Incorporation, the Shares are the only securities of Lindberg which entitle the holders thereof to voting rights.

    The DGCL also provides that if a Bodycote company owns at least 90% of each class of stock of a subsidiary, the Bodycote company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise, Purchaser acquires or controls at least 90% of the Shares, Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of Lindberg.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of Lindberg who have not tendered their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The WEINBERGER court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In CEDE & CO. V. TECHNICOLOR, INC., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence of the foregoing, the fair value determined in any appraisal proceeding could be the same as or more or less than $18.125 per Share.

    Bodycote does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Bodycote intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the merger consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Credit Suisse First Boston's opinion described herein) are not necessarily opinions as to "fair value" under
Section 262.

    Several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER and in RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that, although the remedy ordinarily available to minority stockholders in a cash-out merger that is found to be not fair to the minority stockholders is the right to appraisal described above, monetary damages, injunctive relief or such other relief as the court may fashion may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL.

    THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

    GOING PRIVATE TRANSACTIONS. The Commission has promulgated Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Purchaser believes that Rule 13e-3 will be inapplicable because it is anticipated that (i) the Shares will be deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination will be consummated within one year after the purchase of the

Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding Lindberg and certain information regarding the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

    If, on or after the date of the Merger Agreement, the outstanding Shares have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Shares, then, without prejudice to Purchaser's rights under Section 14, the Offer Price will be correspondingly adjusted on a per share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Shares.

    The Merger Agreement provides that Lindberg will not, and will not permit any of its subsidiaries to, without the consent of Bodycote or Purchaser:

    - declare, set aside or pay any dividends or distributions payable in cash, stock, property or otherwise, except in certain limited circumstances and except for the declaration and payment of regularly scheduled cash dividends consistent in amount with past practices,

    - split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or

    - redeem, purchase, acquire or offer to purchase or acquire directly or indirectly any shares of capital stock or any rights, warrants or options to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Lindberg Options.

14. CERTAIN CONDITIONS OF THE OFFER

    CONDITIONS TO THE OFFER. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares or (except as provided in the Merger Agreement) amend or terminate the Offer (whether or not any shares have theretofore been purchased or paid for pursuant to the Offer), (A) unless the following conditions shall have been satisfied (i) the Minimum Tender Condition,
(ii) any requisite waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer or to the Merger shall have been terminated or shall have expired, and (iii) the applicable waiting periods under any foreign antitrust laws shall have been terminated or shall have expired, except for such waiting periods under foreign antitrust laws the failure of which to terminate or expire would not reasonably be expected to have a Bodycote Material Adverse Effect or a Lindberg Material Adverse Effect or to provide a reasonable basis to conclude that the parties or any of their respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability or (B) if, immediately prior to the acceptance for payment of Shares pursuant to the Offer, any of the following conditions exists:

    (i) there shall have been entered, enforced or issued by any governmental, regulatory or administrative entity or commission of competent jurisdiction, any judgment, order, injunction, ruling or decree which
        (a) makes illegal, restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any Shares by Bodycote or Purchaser (including in connection with the Tender Agreement), or the consummation of the Merger or (b) prohibits or materially impairs the ownership or operation by Bodycote or any of its subsidiaries of Lindberg and its subsidiaries, or any material portion of their business or assets or compels Bodycote (or any of its affiliates or subsidiaries) to dispose of or hold separate any material portion of its or Lindberg's business or assets;

    (ii) there shall have been any statute, rule, regulation, legislation, executive order, interpretation or other similar action enacted, enforced, promulgated, taken, amended or issued by any governmental, regulatory or administrative entity or commission of competent jurisdiction or deemed by any such entity or commission applicable to
         (a) Bodycote, Lindberg or any subsidiary or affiliate of Bodycote or Lindberg or (b) any transaction contemplated by the Merger Agreement, in each case which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (a) or
         (b) of paragraph (i) above;

   (iii) the representations and warranties of Lindberg contained in the Merger Agreement are not be true and correct as of such time, except for such failures to be true and correct that, in the aggregate, would not be reasonably expected to have a Lindberg Material Adverse Effect;

    (iv) Lindberg shall have failed to perform in any material respect any material obligation required to be performed by it at or prior to such time under the Merger Agreement;

    (v) the Merger Agreement shall have been terminated in accordance with its terms; or

    (vi) there shall have occurred (a) any suspension or limitation of trading in securities generally on the New York Stock Exchange, Nasdaq Stock Market or London Stock Exchange (not including any intraday suspension due to "circuit breakers" or any suspension or limitation of trading in any particular security) or any setting of minimum prices for trading on such exchange or (b) any banking moratorium declared by the U.S. Federal, New York or English authorities or any suspension of payments in respect of banks in the United States.

    Subject to the obligations of Bodycote and Purchaser under the Merger Agreement, the foregoing conditions are for the sole benefit of Purchaser and Bodycote and may be asserted by Purchaser or Bodycote regardless of the circumstances (including any action or inaction by Purchaser or Bodycote) giving rise to such conditions and such conditions may be waived by Purchaser and Bodycote in whole or in part at any time and from time to time in their reasonable discretion and subject to the terms of the Merger Agreement. The failure by Bodycote, Purchaser or any other affiliate of Bodycote at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances, and, subject to the terms of the Merger Agreement, each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

    A public announcement may be made of a material change in, or waiver of, such conditions, to the extent required by Rules 14d-4(c) and 14d-6, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

    Purchaser acknowledges that the Commission believes that:

    - if Purchaser is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares, and

    - the circumstances in which a delay in payment is permitted are limited and do not include unsatisfied Conditions of the Offer, except with respect to most required regulatory approvals.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

    Except as described in this Offer to Purchase, based on a review of publicly available filings made by Lindberg with the Commission and other publicly available information concerning Lindberg, but without any independent investigation, neither Purchaser nor Bodycote is aware of any license or regulatory permit that appears to be material to the business of Lindberg and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. Should any such approval or other action be required, Purchaser and Bodycote presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." There can be no assurance, however, that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Lindberg's business or that certain parts of Lindberg's business might not have to be disposed of if such approvals were not obtained or other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain Offer Conditions.

    STATE TAKEOVER LAWS. A number of states throughout the United States (including Delaware, where Lindberg is incorporated) have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Bodycote and Purchaser believe that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made certain corporate acquisitions more difficult. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that the laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in GRAND METROPOLITAN PLC V. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger although, pursuant to the Merger Agreement, Lindberg has represented that the Lindberg Board has taken appropriate action to render Section 203 of the DGCL inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement and the Tender Agreement. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more state takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the

Merger, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated after the expiration of a 15-calendar-day waiting period following the filing by Purchaser of a Notification and Report Form with respect to the Offer, unless Purchaser receives a request for additional information or documentary material from the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Such filing was made on December 14, 2000, and such waiting period will expire at 11:59 p.m. on December 29, 2000. If, however, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Purchaser concerning the Offer, the waiting period will be extended and would expire 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of Purchaser. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while the negotiations continue. For information regarding the obligations of Lindberg, Bodycote and Purchaser in this regard, see "The Merger Agreement--Consents, Approvals and Filings" in Section 12.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of Lindberg. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Bodycote or its subsidiaries, or Lindberg or its subsidiaries. Private parties may also bring legal action under the antitrust laws in certain circumstances. While Bodycote and Purchaser believe that the Offer and the Merger do not involve a violation of antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result of that challenge. See Section 14 for certain Offer Conditions, including conditions with respect to litigation.

16. FEES AND EXPENSES

    Dresdner Kleinwort Benson is acting as Dealer Manager in connection with the Offer and as financial advisor to Bodycote in connection with the proposed acquisition of Lindberg by Bodycote, for which services Dresdner Kleinwort Benson will receive customary compensation. In addition, Bodycote has agreed to reimburse Dresdner Kleinwort Benson for its reasonable expenses incurred in rendering its services (including reasonable legal expenses) under its engagement agreement with Bodycote and has agreed to indemnify Dresdner Kleinwort Benson against certain liabilities and expenses in connection with the Offer and the Merger, including certain liabilities under the federal securities laws. Dresdner Kleinwort Benson from time to time renders various investment banking services to Bodycote and its affiliates for which it is paid customary fees.

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
    In the ordinary course of its business, Dresdner Kleinwort Benson engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of Lindberg and Bodycote.

    MacKenzie Partners, Inc. has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

    In addition, Computershare Trust Company of New York has been retained as the Depositary. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Except as set forth above, neither Bodycote nor Purchaser will pay any fees or commissions to any broker dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Bodycote or Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) stockholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to stockholders in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by Dresdner Kleinwort Benson or one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

    Purchaser has filed with the Commission the Schedule TO pursuant to
Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, containing certain additional information with respect to the Offer. The Schedule TO and any amendments to the Schedule TO, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Bodycote, Purchaser, Lindberg or any of their respective subsidiaries since the date any information is furnished or the date of this Offer to Purchase.

                                          BODYCOTE INVESTMENTS VI, INC.

DECEMBER 18, 2000

                                                                      SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF BODYCOTE AND PURCHASER

A. DIRECTORS AND EXECUTIVE OFFICERS OF BODYCOTE

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Bodycote. All directors and officers listed below are citizens of the United Kingdom. Executive Officers are identified with a single asterisk.

                                                            PRESENT PRINCIPAL OCCUPATION OR
NAME                                  AGE             EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                --------   ----------------------------------------------------------
John Chesworth*...................     63      Mr. Chesworth has been the Chief Executive Officer and
                                               Managing Director of Bodycote since 1993. His business
                                               address is Hulley Road, Macclesfield, Cheshire, SK10 2SG
                                               England.

David F. Landless*................     40      Mr. Landless was employed by Courtaulds plc (located at 50
                                               George Street, London, W1, England) as the Vice President,
                                               Finance of a subsidiary from 1995 through 1997 and the
                                               Finance Director of a division from 1997 through 1999. He
                                               has been the Finance Director of Bodycote since 1999. His
                                               business address is Hulley Road, Macclesfield, Cheshire,
                                               SK10 2SG England.

Mike Hallas*......................     52      Mr. Hallas was the Managing Director (UK) of Bodycote Heat
                                               Treatments Ltd., a subsidiary of Bodycote, from 1995
                                               through 1996. He has been the Director, European Heat
                                               Treatment of Bodycote Heat Treatments Ltd. since 1996. His business address is Westgate, Aldridge, Walsall, West
                                               Midlands, WS9 8BX England.

Martyn A. Wilton*.................     51      Mr. Wilton has been the Director US Heat Treatment and HIP of Bodycote IMT Inc., a subsidiary of Bodycote, since
                                               1992. His business address is 155 River Street, Andover,
                                               Massachusetts 01810.

Tim Bell*.........................     39      Mr. Bell was a Director of Bodycote Heat Treatments
                                               Limited from 1991 through 2000. He has been the Managing
                                               Director Heat Treatments for Germany, Netherlands and
                                               Liechtenstein of Bodycote since 1996. His business address is Buchweisen 6, D-73061, Ebersbach, Germany.

Derek Robson Sleight*.............     51      Mr. Sleight was the Joint Managing Director of Bodycote
                                               Materials Testing Group Limited, a subsidiary of Bodycote, from 1994 through 1996. He has been the Director Materials
                                               Testing Division of Bodycote since 1996. His business
                                               address is Lochend Industrial Estate, Newbridge,
                                               Midlothian, EH28 8PL United Kingdom.

                                                            PRESENT PRINCIPAL OCCUPATION OR
NAME                                  AGE             EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                --------   ----------------------------------------------------------
Edwin Bruce Farmer................     64      Mr. Farmer was the Managing Director of The Morgan
                                               Crucible Company plc from 1983 through 1997 and has been
                                               the Chairman of The Morgan Crucible Company plc since
                                               1998. He has also been the Chairman of Bodycote since
                                               1999. His business address is Morgan House, Madeira Walk,
                                               Windsor, Berkshire SL4 1EP England.

Bernard Alan Rickinson............     50      Mr. Rickinson was the Managing Director of Bodycote H.I.P.
                                               Limited, a subsidiary of Bodycote, from 1991 through 1997
                                               and the Director, HIP Division of Bodycote from 1996
                                               through 1997. He has been the Chief Executive of the UK
                                               Institute of Materials (located at 1 Carlton House
                                               Terrace, London SW1Y 5D8 England) since 1997.

James Archibald Simpson Wallace...     57      Mr. Wallace has been the Deputy Chairman of Pifco Holdings plc (located at Princess Street, Failsworth, Manchester
                                               M35 0HS England) since 1995.

Richard Thomas Scholes............     55      Mr. Scholes has been a Director at Dresdner Kleinwort
                                               Benson (and its antecedents) since 1986. His business
                                               address is 20 Fenchurch Street, London EC3P 3DB England.

B. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each executive officer of Bodycote. All executive officers of Purchaser are citizens of the United States. The business address of each person is 10543 Doric Street, Dallas, Texas 75220.

                                                               PRESENT PRINCIPAL OCCUPATION OR
NAME                                       AGE           EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                     --------   -----------------------------------------------------
John D. Hubbard........................     53      Mr. Hubbard has been the President of Bodycote North
                                                    America, Inc. (and its antecedent) since 1976.

Paul Michael Schmidt...................     52      Mr. Schmidt has been the Director of Compliance of
                                                    Bodycote North America, Inc. (and its antecedent)
                                                    since 1990.

Jeanne M. Clark........................     42      Ms. Clark has been the Controller of Bodycote North
                                                    America, Inc. (and its antecedent) since 1995.

    The directors of Purchaser are John Chesworth, John D. Hubbard and Martyn A. Wilton. Information concerning the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of Messrs. Chesworth, Hubbard and Wilton are set forth in the charts above. Messrs. Chesworth and Wilton are citizens of the United Kingdom, Mr. Hubbard is a citizen of the United States.

    Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Lindberg or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    COMPUTERSHARE TRUST COMPANY OF NEW YORK

          BY HAND:                       BY MAIL:                 BY OVERNIGHT COURIER:
      Wall Street Plaza             Wall Street Station             Wall Street Plaza
 88 Pine Street, 19th Floor            P.O. Box 1010           88 Pine Street, 19th Floor
     New York, NY 10005           New York, NY 10268-1010          New York, NY 10005

                           BY FACSIMILE TRANSMISSION:
                        (For Eligible Institutions Only)
                                 (212) 701-7636

                        CONFIRM FACSIMILE TRANSMISSION:
                       (By Telephone Only) (212) 701-7624

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and the Dealer Manager as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                   MacKenzie
                                 Partners, Inc.

                                156 FIFTH AVENUE
                               NEW YORK, NY 10010
                          PROXY@MACKENZIEPARTNERS.COM
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                            TOLL FREE (800) 322-2885
                      THE DEALER MANAGER FOR THE OFFER IS:

                           Dresdner Kleinwort Benson

                                 75 Wall Street
                            New York, New York 10005
                            (212) 429-2000 Ext. 2958
                                       or
                    Call Toll Free: (800) 457-0245 Ext. 2958